Exhibit 5.1




                                                               EXECUTION VERSION


                               PURCHASE AGREEMENT

                                   dated as of

                                 April 14, 2004

                                  by and among

                       ALIAS SYSTEMS (US) HOLDING COMPANY,

                              ALIAS SYSTEMS CORP.,

                      ALIAS HOLDING IP LIMITED PARTNERSHIP,

                     ALIAS WORLDWIDE IP LIMITED PARTNERSHIP,

                        ALIAS US IP LIMITED PARTNERSHIP,

                             ACCEL-KKR COMPANY, LLC,

                             SILICON GRAPHICS, INC.,

                            SILICON GRAPHICS LIMITED

                                       and

                         SILICON GRAPHICS WORLD TRADE BV


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definitions.....................................................1

                                    ARTICLE 2
                                PURCHASE AND SALE

Section 2.01.  Purchase and Sale..............................................14
Section 2.02.  Closing........................................................15
Section 2.03.  Closing Balance Sheet..........................................17
Section 2.04.  Adjustment of Purchase Price...................................19
Section 2.05.  Purchased Assets and Assumed Liabilities.......................19
Section 2.06.  Initial Foreign Pension PBO Statement..........................19

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

Section 3.01.  Corporate Existence and Power..................................20
Section 3.02.  Corporate Authorization........................................21
Section 3.03.  Governmental Authorization.....................................21
Section 3.04.  Noncontravention...............................................21
Section 3.05.  Consents.......................................................22
Section 3.06.  Capitalization.................................................22
Section 3.07.  Ownership of Shares............................................23
Section 3.08.  Subsidiaries...................................................23
Section 3.09.  Financial Statements...........................................24
Section 3.10.  Absence of Certain Changes.....................................24
Section 3.11.  No Undisclosed Material Liabilities............................26
Section 3.12.  Intercompany Accounts..........................................26
Section 3.13.  Insider Services...............................................27
Section 3.14.  Material Contracts.............................................27
Section 3.15.  Litigation.....................................................29
Section 3.16.  Compliance with Laws and Court Orders..........................29
Section 3.17.  Properties.....................................................30
Section 3.18.  Intellectual Property..........................................31
Section 3.19.  Insurance Coverage.............................................32
Section 3.20.  Finders' Fees..................................................33
Section 3.21.  Employees......................................................33
Section 3.22.  Canadian Independent Contractors...............................34
Section 3.23.  Employee Benefit Plans.........................................35
Section 3.24.  Environmental Matters..........................................37
Section 3.25.  No Material Adverse Change.....................................38
Section 3.26.  No Illegal Payments, Etc.......................................38



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Section 3.27.  Anti-Terrorism Laws............................................39
Section 3.28.  SGI Canada and the Canadian Transactions.......................39
Section 3.29.  Singapore Office...............................................39
Section 3.30.  Process........................................................40
Section 3.31.  Solvency.......................................................40
Section 3.32.  Workplace Safety and Insurance Act.............................40
Section 3.33.  Canadian Assets and Sales......................................41

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01.  Corporate Existence and Power..................................41
Section 4.02.  Corporate Authorization........................................41
Section 4.03.  Governmental Authorization.....................................41
Section 4.04.  Noncontravention...............................................41
Section 4.05.  Financing......................................................42
Section 4.06.  Purchase for Investment........................................42
Section 4.07.  Litigation.....................................................42
Section 4.08.  Finders' Fees..................................................42
Section 4.09.  Inspections; No Other Representations..........................42
Section 4.10.  Canadian Assets and Sales......................................43

                                    ARTICLE 5
                            COVENANTS OF SELLER GROUP

Section 5.01.  Conduct of the Business........................................43
Section 5.02.  Access to Information; Confidentiality.........................44
Section 5.03.  Notices of Certain Events......................................45
Section 5.04.  Bonus Payments.................................................45
Section 5.05.  Resignations...................................................45
Section 5.06.  Noncompetition.................................................46
Section 5.07.  Financial Statements...........................................47
Section 5.08.  Tax Elections..................................................48
Section 5.09.  Exclusivity....................................................48
Section 5.10.  Consents.......................................................49
Section 5.11.  Ian McLeod.....................................................49
Section 5.12.  Certain Licenses...............................................50
Section 5.13.  Seattle Lease..................................................50
Section 5.14.  WTI............................................................50
Section 5.15.  RSTA Certificate...............................................50
Section 5.16.  Bulk Sales Act Order...........................................50
Section 5.17.  Tradenames.....................................................51
Section 5.18.  NYU Matter.....................................................51
Section 5.19.  Cash and Cash Equivalents......................................51
Section 5.20.  Alias Japan Shares.............................................51

                                    ARTICLE 6
                               COVENANTS OF BUYER

Section 6.01.  Trademarks; Tradenames.........................................51

                                    ARTICLE 7
                       COVENANTS OF BUYER AND SELLER GROUP

Section 7.01.  Reasonable Best Efforts; Further Assurances....................52
Section 7.02.  Certain Filings................................................53
Section 7.03.  Public Announcements...........................................53
Section 7.04.  Intercompany Accounts..........................................53
Section 7.05.  Insurance......................................................53
Section 7.06.   Confidentiality...............................................54
Section 7.07.  Access.........................................................55
Section 7.08.  Release of Seller Guarantees...................................55
Section 7.09.  Substitution Under Seller Leases...............................55

                                    ARTICLE 8
                                   TAX MATTERS

Section 8.01.  Definitions....................................................56
Section 8.02.  Tax Representations............................................57
Section 8.03.  Tax Covenants..................................................58
Section 8.04.  Tax Sharing....................................................62
Section 8.05.  Cooperation on Tax Matters.....................................62
Section 8.06.  Indemnification by Seller Group................................63
Section 8.07.  Purchase Price Adjustment......................................65
Section 8.08.  Allocation of Taxes for Purchased Assets.......................65
Section 8.09.  SGI Canada; Tax Matters........................................66

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

Section 9.01.  Employees and Offers of Employment.............................68
Section 9.02.  Maintenance of Benefits........................................69
Section 9.03.  Change in Control Agreements...................................70
Section 9.04.  Third Party Beneficiaries......................................70
Section 9.05.  Canadian Employees.............................................71

                                   ARTICLE 10
                              CONDITIONS TO CLOSING

Section 10.01.  Conditions to Obligations of Buyer and Seller Group...........71
Section 10.02.  Conditions to Obligations of Buyer............................71
Section 10.03.  Conditions to Obligations of Seller Group.....................75

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                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

Section 11.01.  Survival......................................................76
Section 11.02.  Indemnification...............................................76
Section 11.03.  Procedures....................................................80
Section 11.04.  Calculation of Damages........................................82
Section 11.05.  Assignment of Claims..........................................82
Section 11.06.  Insurance.....................................................83
Section 11.07.  Exclusivity...................................................83
Section 11.08.  Certain Waiver................................................84

                                   ARTICLE 12
                                   TERMINATION

Section 12.01.  Grounds for Termination.......................................85
Section 12.02.  Effect of Termination.........................................85

                                   ARTICLE 13
                                  MISCELLANEOUS

Section 13.01.  Notices.......................................................86
Section 13.02.  Amendments and Waivers........................................87
Section 13.03.  Expenses......................................................87
Section 13.04.  Successors and Assigns........................................87
Section 13.05.  Governing Law.................................................88
Section 13.06.  Jurisdiction..................................................88
Section 13.07.  WAIVER OF JURY TRIAL..........................................88
Section 13.08.  Counterparts; Third Party Beneficiaries.......................88
Section 13.09.  Entire Agreement..............................................89
Section 13.10.  Captions......................................................89
Section 13.11.  Currency......................................................89
Section 13.12.  Disclosure Schedules..........................................89
Section 13.13.  Guarantee.....................................................89
Section 13.14.  Specific Performance..........................................90
Section 13.15.  Severability..................................................90
Section 13.16.  Generally Accepted Accounting Principles......................90
Section 13.17.  Delivery By Facsimile.........................................90
Section 13.18.  Updated Disclosure Schedules..................................91

Exhibit A       Form of Alias Officers' Certificate
Exhibit B       Form of Patent License Agreement
Exhibit C       Form of Pixar Alias Letter
Exhibit D       Form of Transition Services Agreement
Exhibit E       Form of Transaction Consent
Exhibit F       SGI Officer's Certificate
Exhibit G       Form of Legal Opinions

Exhibit H       Form of Required Consent
Exhibit I       Buyer Officer's Certificate

                               PURCHASE AGREEMENT


     AGREEMENT dated as of April 14, 2004 by and among Alias Systems (US) Holding Company, a Delaware corporation ("Alias US"), Alias Systems Corp., an unlimited liability company incorporated under the laws of the Province of Nova Scotia, Canada ("NSULC"), Alias Holding IP Limited Partnership, an Alberta limited partnership ("Holding IPLP"), Alias Worldwide IP Limited Partnership, an Alberta limited partnership ("Non US IPLP"), Alias US IP Limited Partnership, an Alberta limited partnership ("US IPLP"), Accel-KKR Company, LLC, a Delaware limited liability company ("Guarantor"), Silicon Graphics, Inc., a Delaware corporation ("SGI"), Silicon Graphics Limited, a company incorporated under the laws of the Province of Ontario, Canada ("SGI Canada") and Silicon Graphics World Trade BV, a company organized under the laws of The Netherlands ("SGI Netherlands"). Alias US, NSULC, Holding IPLP, Non US IPLP and US IPLP shall collectively be referred to herein as "Buyer."

                              W I T N E S S E T H :

     WHEREAS, Seller Group conducts a business under the name Alias, which is engaged in the development and licensing of application software for 3D graphics in the entertainment and design market segments of the digital content creation software market, including primarily the Maya software product line and the StudioTools product line, and services related thereto (the "Business");

     WHEREAS, Seller Group desires to sell substantially all of the Business, including the Purchased Assets (defined below) and the Shares (as defined below), and transfer certain of the Liabilities of the Business, including the Assumed Liabilities (defined below), to Buyer or one or more of its designees, and Buyer or one or more of its designees desires to purchase the Purchased Assets and the Shares, and assume certain of the Liabilities of the Business, including the Assumed Liabilities, from Seller Group, upon the terms and subject to the conditions hereinafter set forth;

     The parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

     Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

     "806 Family Patents" means United States Patents Nos. 4,897,806, 5,025,400 and 5,239,624 and all continuations, continuations-in-part, divisionals, reexaminations, and reissues of such patents, together with all patents and patent applications throughout the world that are counterparts of such patents or claim priority based thereon.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Affiliate of the Guarantor, except for the Buyer and its Subsidiaries, shall be deemed an Affiliate of Buyer, the Alias Companies or the Subsidiaries.

     "Alias Belgium" means Alias N.V., a company organized under the laws of Belgium.

     "Alias California" means Alias Systems Inc., a California corporation.

     "Alias California Shares" means the outstanding capital stock of Alias California.

     "Alias Companies" means (i) Alias California, (ii) Alias England, (iii) Alias France, (iv) Alias Germany, (v) Alias Italy and (vi) Alias Japan.

     "Alias England" means Alias Systems Limited, a company organized under the laws of England.

     "Alias England Shares" means the outstanding capital stock of Alias
England.

     "Alias Foreign Shares" means the outstanding capital stock of Alias England, Alias France, Alias Germany, Alias Italy and Alias Japan.

     "Alias France" means Alias Systems SAS, a company organized under the laws of France.

     "Alias France Shares" means the outstanding capital stock of Alias France.

     "Alias Germany" means Alias Systems GmbH, a company organized under the laws of Germany.

     "Alias Germany Shares" means the outstanding capital stock of Alias
Germany.

     "Alias Italy" means Alias Systems SRL, a company organized under the laws of Italy.

     "Alias Italy Shares" means the outstanding capital stock of Alias Italy.

     "Alias Japan" means Alias Systems KK, a company organized under the laws of Japan.



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

     "Alias Japan Lost Certificate" means the lost certificate representing 200 shares of Common Stock of Alias Japan.

     "Alias Japan Shares" means all of the outstanding capital stock of Alias Japan.

     "Alias Licensed Software" means all computer software and information, and associated Intellectual Property, licensed to customers as part of the Business.

     "Ancillary Agreements" means the Business Transfer Agreements, Share Transfer Documents, Patent License Agreement and Transition Services Agreement.

     "Assumed Liabilities" means all Liabilities of Seller Group and its Affiliates (excluding the Alias Companies) to the extent primarily relating to or arising out of the Purchased Assets or the conduct of the Business, except for the Excluded Liabilities, including, without limitation (in each case, to the extent primarily relating to or arising out of the Purchased Assets or the conduct of the Business and except for the Excluded Liabilities), (i) all Liabilities of Seller Group and its Affiliates (excluding the Alias Companies) set forth on the Most Recent Balance Sheet and all Liabilities incurred thereafter to the extent not satisfied prior to the Closing Date; (ii) all Liabilities of Seller Group and its Affiliates (excluding the Alias Companies) arising under the Seller Leases or the Seller Guarantees; (iii) all Liabilities of Seller Group and its Affiliates (excluding the Alias Companies) arising out of any action, suit, investigation or proceeding primarily relating to or arising out of the Business or the Purchased Assets before any court or arbitrator or any governmental body, agency or official; (iv) all Liabilities of Seller Group and its Affiliates (excluding the Alias Companies) primarily relating to any products manufactured or sold by the Business on or prior to the Closing Date, including without limitation warranty obligations and product Liabilities; (v) all Liabilities of Seller Group and its Affiliates (excluding the Alias Companies) arising under the Contracts actually transferred to Buyer pursuant to this Agreement; (vi) solely to the extent provided in Article 9, all Liabilities of Seller Group and its Affiliates (excluding the Alias Companies) relating to employee benefits or compensation arrangements existing on or prior to the Closing Date with respect to any employee or former employee of the Business to the extent arising from their employment with the Business; and
(vii) any claim or allegation by any Person of or relating to any of the foregoing.

     "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California, Toronto, Canada or Amsterdam, Netherlands are authorized or required by law to close.

     "Business Software" means any computer software (including without limitation, any operating system, middleware, server or database) licensed to

Seller Group or any of its Affiliates (excluding the Alias Companies) that is used in or necessary to the operation of the Business, as currently operated, together with any associated information that is generated or maintained using such computer software.

     "Buyer Fully Indemnified Representations" means the representations and warranties of Buyer contained in Section 4.01 (Corporate Existence and Power),
Section 4.02 (Corporate Authorization), Section 4.04(i) and (ii) (Noncontravention; Violations of Governing Documents; Violations of Applicable Material Law), Section 4.08 (Finders' Fees) and Section 4.10 (Canadian Assets and Sales).

     "Canadian Business" means the Purchased Assets owned, leased, subleased, sublicensed or licensed by SGI Canada, excluding the Intellectual Property.

     "Canadian Intellectual Property" means all Transferred Intellectual Property, other than Transferred Trademarks, registered in, or enforceable under the laws and within the territory of, Canada and its possessions and territories or any jurisdiction therein.

     "Canadian Transactions" means the sale, conveyance, transfer and delivery by SGI Canada to the Buyer or one or more of its designees of any Purchased Assets or Assumed Liabilities, as the case may be, as contemplated in this Agreement.

     "Closing Date" means the date of the Closing.

     "Closing Foreign Pension PBO" means an amount equal to the projected benefit obligation, within the meaning of Statement of Financial Accounting Standards No. 87, determined as of the Closing Date using the methodology contained in Section 2.06, for each current and former employee of the Business employed in Japan.

     "Company Intellectual Property" means the Transferred Intellectual Property, together with all Intellectual Property owned or under the control of any Alias Company or Subsidiary.

     "Competition Act" means the Competition Act (Canada), R.S.C. 1985, Chap. C-34, as amended.

     "Consents" means any action by or in respect of any consent, approval, permit, waiver, notice, license, sublicense, order or authorization or registration, qualification, designation, declaration or filing.

     "Continuing Employees" means the Transferred Employees and the other current employees of the Business employed in jurisdictions other than Korea, Singapore or Canada.

     "Contract" means any contract, agreement, lease, license, commitment, purchase order or other similar instrument. All references herein to "agreements," "arrangements," "instruments," "commitments," "contracts" or other words of similar import shall be deemed to include Contracts.

     "Environmental Laws" means any and all statutes, laws, regulations, rules and applicable common law relating to pollution, hazardous substances, occupational health, safety or the protection of the environment.

     "Environmental Liabilities" means any and all Liabilities arising in connection with or in any way relating to the Business (as currently or previously conducted), the Purchased Assets, the Real Property or any activities or operations occurring or conducted at real property used or held for use in the Business which Seller Group or its Affiliates own, lease, operate or sublease (including, without limitation, offsite disposal), which arise under or relate to any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "ETA" means the Excise Tax Act (Canada), R.S.C. 1995, chap. E-15, as amended.

     "Excluded Assets" means (i) all of the cash and cash equivalents of Seller Group and its Affiliates (excluding the Alias Companies) on hand and in banks relating to the Business; (ii) all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of Seller Group and its Affiliates (excluding the Alias Companies); (iii) all rights of Seller Group and its Affiliates (excluding the Alias Companies) arising under this Agreement or the transactions contemplated hereby; (iv) any Purchased Assets sold or otherwise disposed of in the ordinary course of business during the period from the date hereof until the Closing Date to the extent permitted by this Agreement; (v) except for the Transferred Intellectual Property, all Intellectual Property owned by Seller Group and its Affiliates (excluding the Alias Companies); (vi) except for the Transferred Business Software, all other Business Software; (vii) except for the Transferred In-bound Licenses, all other In-bound Licenses; (viii) all intercompany accounts (other than intercompany accounts among the Alias Companies and the Subsidiaries); (ix) the outstanding capital stock of Alias Belgium; and (x) all causes of action or rights in any of the foregoing whether arising prior to or after the date hereof.

     "Excluded Business Software" means the Business Software other than the Transferred Business Software.

     "Excluded In-Bound Licenses" means the In-bound Licenses other than the Transferred In-bound Licenses.

     "Excluded Liabilities" means all Liabilities of each member of Seller Group or any of their Affiliates (other than the Alias Companies) to the extent not primarily related to or arising out of the Purchased Assets or the conduct of the Business, including, without limitation, (in each case, to the extent not primarily relating to or arising out of the Purchased Assets or the conduct of the Business) (i) any Liability of each member of Seller Group or any of their Affiliates (other than the Alias Companies), or any member of any consolidated, affiliated, combined or unitary group of which Seller Group or any of their Affiliates (other than the Alias Companies) is or has been a member, for Taxes; provided that any such liability or obligation as to which the manner of payment is provided by Article 8 hereof shall be paid in the manner set forth in Article 8; (ii) any Liability relating to an Excluded Asset; (iii) any Liability as a result of any "defacto merger" or "successor in interest" or other theory of liability that make any other Person (other than SGI) responsible for any of the Excluded Liabilities; (iv) any Liability relating to a Purchased Asset to the extent such Purchased Asset is not transferred to the Buyer hereunder; (v) all Liabilities of each member of Seller Group or any of their Affiliates (other than the Alias Companies) under any Employee Plan or under any other employee benefit plan or arrangement to which each member of Seller Group or any of their Affiliates (other than the Alias Companies) or of Seller Group's or its Affiliates' ERISA Affiliates has any Liability, except to the extent set forth in Article 9; (vi) any Pre-Closing Environmental Liabilities; (vii) any Liabilities with respect to each of the restructuring programs set forth on
Schedule 3.09, including, without limitation, estimates of employee separation costs and settlements of contractual obligations (including, without limitation, lease terminations resulting from such restructurings); (viii) any Liabilities of any member of Seller Group pursuant to which it is expressly provided in this Agreement that Buyer shall not be assuming such Liabilities; and (ix) any claim or allegation by any Person of or relating to any of the foregoing.

     "Foreign Pension PBO" means, as of any date, an amount equal to the projected benefit obligation, within the meaning of Statement of Financial Accounting Standards No. 87, determined as of such date using the methodology contained in Section 2.06, for each current and former employee of the Business employed in Japan.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Independent Accounting Firm" means one of the nationally recognized "big-four" public accounting firms reasonably satisfactory to SGI and Buyer (who shall not have any material relationship with any member of Seller Group or Buyer).

     "Initial Foreign Pension PBO Statement" has the meaning set forth in
Section 2.06(a).

     "In-bound License" means any license of Intellectual Property to any member of Seller Group or its Affiliates (excluding the Alias Companies) (other than Business Software) that is used in or necessary to the operation of the Business.

     "Intellectual Property" means any trademark, internet domain name registration, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "Investment Canada Act" means the Investment Canada Act, R.S.C. 1985, Chap. 28 (1st Supplement), as amended.

     "ITA" means the Income Tax Act (Canada), R.S.C. 1985 (5th Supplement) c.1, as amended.

     "Knowledge of Seller Group", "Seller Group's Knowledge" or any other similar knowledge qualification in this Agreement means to the current actual knowledge of Warren C. Pratt, Executive Vice President and Chief Operating Officer, Jeff Zellmer, Chief Financial Officer of SGI and Sandra M. Escher, Senior Vice President and General Counsel of SGI, in each case, without any independent investigation or inquiry other than a review of the certificate to be delivered by Seller dated the date hereof in the form attached hereto as Exhibit A, signed by Douglas Walker, President of the Business, and Joanne Rusnell, Vice President, Chief Financial Officer and General Counsel of the Business.

     "Liabilities" means any liabilities, obligations, fees, costs, expenses or Taxes, in each case of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise).

     "Lease" means any Seller Lease and any lease, sublease, license, concession or other agreement (written or oral) pursuant to which any Alias

Company or Subsidiary holds any leasehold or subleasehold estate or any other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset; provided that the defined term "Lien" shall not be deemed to include any non-exclusive license.

     "Licensed Intellectual Property" means (i) the Intellectual Property licensed to Buyer under the Patent License Agreement, (ii) the Transferred Business Software and (iii) the Transferred In-bound Licenses.

     "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of the Business or the consummation of the transactions contemplated hereby, except any such effect resulting from or arising in connection with (i) the announcement or pendency of the transactions contemplated hereby solely to the extent relating to Buyer being affiliated with Guarantor, (ii) changes or conditions affecting the software industry generally or (iii) changes in economic, regulatory or political conditions generally.

     "Material Employee" means any employee of the Business whose annual base salary exceeds US $100,000, based on the currency exchange rates specified in
Schedule 3.21

     "Most Recent Balance Sheet" means the unaudited consolidated balance sheets and related operating income statements and capital expenditures schedule and depreciation schedule of the Business as of and for the nine months ended March 26, 2004 as set forth on Schedule 3.09.

     "Most Recent Balance Sheet Date" means March 26, 2004.

     "NYU Matter" means the NYU matter listed on Schedule 3.15.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "ordinary course of business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Pacific Rim Assets" means the Purchased Assets located in Korea and Singapore.

     "Patent License Agreement" means the Patent License Agreement in the form attached hereto as Exhibit B.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Permitted Liens" means the following Liens:

          (i) Liens disclosed on Schedule 3.17 (which may, if so disclosed, include, but not be limited to, Liens securing Liabilities reflected on the Most Recent Balance Sheet or notes thereto);

          (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith; or

          (iii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith.

     "Pixar Alias Letter" means the Pixar Alias Letter in the form attached hereto as Exhibit C.

     "Pixar SGI License" means the Patent License Agreement dated March 12, 1996 by and between Pixar and SGI.

     "Post-Closing Environmental Liabilities" means any and all Liabilities arising in connection with or in any way relating to the Buyer or any of its Affiliates (including without limitation, the Alias Companies) or to the Business, the Purchased Assets, the Real Property or any activities or operations occurring or conducted at real property used or held for use in the Business (including, without limitation, offsite disposal) to the extent such Liabilities (i) arise under or relate to any Environmental Law and (ii) relate to actions not occurring or conditions not existing on or prior to the Closing Date.

     "Post-Closing Excluded Environmental Liabilities" means any and all Liabilities arising in connection with or in any way relating to any member of Seller Group or any of their Affiliates (excluding the Alias Companies) to the extent such Liabilities (i) arise under or relate to any Environmental Law and
(ii) do not relate to the Business, the Purchased Assets, the Real Property or any activities or operations occurring or conducted at real property used or held for use in the Business (including, without limitation, offsite disposal).

     "Pre-Closing Environmental Liabilities" means any and all Liabilities relating to any member of Seller Group or any of their Affiliates or arising in connection with or in any way relating to the Business (as currently or previously conducted), the Purchased Assets, the Real Property or any activities or operations occurring or conducted at real property used or held for use in the Business (including, without limitation, offsite disposal) to the extent such Liabilities (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (and including, without limitation, any matter disclosed or required to be disclosed in Schedule 3.24).

     "Purchased Assets" means (i) the Transferred Intellectual Property, (ii) the Transferred Business Software, (iii) the Transferred In-bound Licenses and
(iv) all of the assets, properties, title, interests and rights of every type and description, real, personal and mixed, tangible and intangible, wherever located, other than Intellectual Property, of each member of Seller Group and its Affiliates (excluding the Alias Companies) used or held for use primarily in, or otherwise primarily related to, or arising primarily out of the conduct of the Business, including, without limitation: (A) the assets, properties, title, interests or rights listed on Schedule 2.01; (B) all causes of action or rights in any of the foregoing whether arising prior to or after the date hereof; provided that Purchased Assets shall not include the Excluded Assets.

     "Rest of World Intellectual Property" means all Transferred Intellectual Property other than the US Intellectual Property, Canadian Intellectual Property, Transferred Trademarks and Transferred Intellectual Property included within the Pacific Rim Assets. None of the Rest of World Intellectual Property may be used by Holding IPLP or Non US IPLP in Canada.

     "Schedules" means the Disclosure Schedules delivered by Seller Group to Buyer on the date hereof.

     "Section 3.17(a) Representation" means the representations and warranties of Seller Group contained in Section 3.17(a) (Properties; Sufficiency).

     "Seller Group Fully Indemnified Representations" means the representations and warranties of Seller contained in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.04(i) and (ii) (Noncontravention; Violations of Governing Documents; Violations of Applicable Material Law), Section 3.07 (Ownership of Shares), Section 3.08 (Subsidiaries),
Section 3.20 (Finders' Fees), Section 3.30 (Process), Section 3.31 (Solvency) and Section 3.33 (Canadian Assets and Sales).

     "Seller Group" means SGI and the Selling Subsidiaries.

     "Seller Guaranty" shall mean any guaranty, letter of credit, letter of comfort, indemnity or contribution agreement or other similar agreement entered into by any member of Seller Group or its Affiliates (excluding the Alias Companies) in favor of any third party with respect to any actual or potential liability or obligation of any Alias Company or Subsidiary to such third party, in each case as set forth on Schedule 7.08.

     "Seller Lease" means any lease, sublease, license, concession or other agreement in the name of any member of Seller Group or its Affiliates (excluding the Alias Companies) pursuant to which such member of Seller Group or its Affiliates (excluding the Alias Companies) holds any leasehold or subleasehold estate or any other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property included in the Purchased Assets, in each case as set forth on Schedule 7.09.

     "Selling Subsidiaries" means SGI Canada and SGI Netherlands.

     "Shares" means the Alias Foreign Shares and the Alias California Shares.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other person performing similar functions are at the time directly or indirectly owned by any of the Alias Companies.

     "Transaction Consents" means any Consent or other action or agreement by any Person as is necessary (A) for Seller Group to directly or indirectly transfer to Buyer, free and clear of all Liens or any other restrictions, (i) each Purchased Asset, (ii) each Alias Company, (iii) each asset owned, leased, subleased, licensed, sublicensed by any Alias Companies as contemplated hereby,
(iv) the full benefit of each Contract included with any Purchased Asset, (v) the rights with respect to or granted under the Excluded Business Software or the Excluded In-bound Licenses necessary for the conduct of the Business as currently conducted, to the extent currently used in the Business or (vi) each other asset, property or right (excluding any Intellectual Property) described in clause (v) above necessary for the conduct of the Business as currently conducted, to the extent currently used in the Business including, without limitation, the Consents (including, without limitation, Consents consisting of new licenses) set forth or required to be set forth on Schedule 3.05. For greater certainty, (A) the term "Transaction Consent" shall not include the transfer of any asset, property or right under the Pixar SGI License and (B) to the extent the term "Transaction Consent" includes any Consent or other action or agreement to provide any maintenance or other similar on-going support following the Closing, Seller Group shall not be responsible for such maintenance or other on-going support following the Closing or for any upfront payment due after the Closing with respect to such maintenance or on-going support.

     "Transferred Business Software" means the Business Software (i) licensed to Seller Group or any of their Affiliates (excluding the Alias Companies and the Subsidiaries), (ii) primarily used by Seller Group (or any of their Affiliates) in the operation of the Business, (iii) assignable by its terms from Seller Group or any of their Affiliates to Buyer and (iv) not sublicensed to Buyer by Seller Group or any of its Affiliates or otherwise validly extended to Buyer (e.g., under the "spin off" rights described in Section 5.12) under this Agreement or under the Patent License Agreement; provided that the defined term

"Transferred Business Software" shall not include any Business Software set forth on Schedule 1.01 under the caption "Excluded Business Software".

     "Transferred In-bound License" means any In-bound License that is (i) licensed to Seller Group or any of their Affiliates (excluding the Alias Companies and the Subsidiaries), (ii) primarily used by Seller Group (or any of their Affiliates) in the operation of the Business, (iii) assignable by its terms from Seller Group or any of their Affiliates to Buyer and (iv) not sublicensed to Buyer by Seller Group or any of its Affiliates or otherwise validly extended to Buyer (e.g., under the "spin off" rights described in Section 5.12) under this Agreement or under the Patent License Agreement; provided that the defined term "Transferred In-bound License" shall not be deemed to include (x) any In-bound License set forth on Schedule 1.01 under the caption "Excluded In-bound Licenses" or (y) any Business Software.

     "Transferred Intellectual Property" means all Intellectual Property (including good will, rights to sue for past and future infringements, moral rights, and other related rights), confidential information, and embodiments of the foregoing, in each case to the extent owned by, or under the direct or indirect control (sufficient to cause ownership to be transferred to Buyer) of, any member of Seller Group or any of their Affiliates (excluding the Alias Companies), and that were developed primarily by or for, created primarily by or for, or acquired in a transaction where the consideration was provided primarily by the Alias Companies or the Business. The "Transferred Intellectual Property" shall include, without limitation, Alias Licensed Software including the Maya and Studio Tools lines of software products (including source and object code, header files, libraries, APIs, and user and programmer documentations but excluding SGI-developed code incorporated in such software that was not developed in the operation of the Business, which excluded code is licensed to Buyer under the terms of the Patent License Agreement), research and development relating to or arising out of the Business and the registrations and applications set forth in Schedule 3.18(b).

     "Transition Services Agreement" means the Transition Services Agreement in the form attached hereto as Exhibit D.

     "Transferred Trademarks" means all United States, Canadian and foreign trademarks, internet domain name registrations, service marks, trade names, and similar or related rights (including goodwill and rights to sue for past or future infringements) that are included in the Transferred Intellectual Property

     "US Intellectual Property" means all Transferred Intellectual Property, other than the Transferred Trademarks, that is registered in, or enforceable under the laws and within the territory of, the United States and its possessions and territories or any jurisdiction therein. None of the US Intellectual Property may be used by Holding IPLP or Non US IPLP in Canada.

     "Working Capital" means, as of any date, (i) consolidated current assets minus (ii) consolidated current and noncurrent liabilities (including deferred maintenance revenue and Foreign Pension PBO) of the Business on such date, excluding any provision for sabbatical leave or deferred income tax assets or liabilities; provided that, for the purposes of determining (or estimating pursuant to Section 2.03(a)) "Working Capital" on the Closing Date hereunder,
(A) consolidated current assets shall be deemed not to include any assets deemed noncurrent as of March 26, 2004 and (B) bad debt reserves shall be calculated according to GAAP in compliance with the ordinary course policies and procedures of Seller Group in effect as of the Most Recent Balance Sheet Date and set forth on Schedule 1.01(a).

     "WTI" means WTI Development, Inc., a California corporation.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                           Section
----                                                           -------
Alias Companies Securities                                       3.06
Alias Germany Share Agreement                                    2.02
Alias Intellectual Property                                      3.18
Apportioned Obligations                                          8.08
Basket                                                          11.02
Business Transfer Agreement                                      2.02
Buyer Consent Expenses                                           5.10
Cap                                                             11.02
CIC Agreements                                                   9.03
Claim                                                           11.03
Closing                                                          2.02
Closing Balance Sheet                                            2.03
Closing Working Capital                                          2.03
Code                                                             8.01
Combined Tax                                                     8.01
Continuing Employees                                             9.02
Damages                                                         11.02
Employee Plans                                                   3.23
Final Determination                                              8.01
Final Working Capital                                            2.04
Financial Statements                                             3.09
GST                                                              8.09
Guarantor                                                       13.13
Indemnified Party                                               11.03
Indemnifying Party                                              11.03
Loss                                                             8.06
Minimum Damage Amount                                           11.02
Noncompete Consideration                                         5.06

Term                                                           Section
----                                                           -------
Post-Closing Tax Period                                          8.01
Potential Contributor                                           11.05
Pre-Closing Tax Period                                           8.01
PST                                                              8.09
Purchase Price                                                   2.01
QST                                                              8.09
Real Property                                                    3.17
Required Consents                                               10.02
Required Working Capital                                         2.04
Returns                                                          8.02
RSTA Certificate                                                 5.15
Sales Tax                                                        8.09
Seller Group                                                     8.01
Share Transfer Document                                          2.02
Subsidiary Securities                                            3.08
Tax                                                              8.01
Tax Assets                                                       8.01
Tax Benefit                                                      8.06
Taxing Authority                                                 8.01
Third Party Claim                                               11.03
Transferred Employees                                            9.01
Warranty Breach                                                 11.02



                                   ARTICLE 2
                                PURCHASE AND SALE

     Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, effective as of Closing, (1) each member of Seller Group agrees to sell (and shall cause SGI Netherlands to sell) to NSULC or one or more of its designees, and NSULC or one or more of its designees agrees to purchase from each member of Seller Group and SGI Netherlands, the Shares, free and clear of all Liens, at the Closing and (2) each member of Seller Group, to the extent applicable or necessary, agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered and NSULC or one or more of its designees agrees to purchase from such member(s) of Seller Group, free and clear of all Liens, the Purchased Assets at the Closing, except as set forth or as contemplated below:

     (a) SGI agrees to sell (and shall cause SGI Canada to sell) to Alias US, and Alias US agrees to purchase from SGI, the Alias California Shares, free and clear of all Liens, at the Closing;

     (b) Each member of Seller Group, to the extent applicable or necessary, agrees to sell (and shall cause SGI Netherlands to sell) to Non US IPLP, and Non

US IPLP agrees to purchase from such member(s) of Seller Group and SGI Netherlands, the Alias Foreign Shares, free and clear of all Liens, at the Closing;

     (c) Each member of Seller Group, to the extent applicable or necessary, agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered and Non US IPLP agrees to purchase from such member(s) of Seller Group, the Rest of World Intellectual Property and the Transferred Trademarks, free and clear of all Liens, at the Closing;

     (d) Each member of Seller Group, to the extent applicable or necessary, agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered and US IPLP agrees to purchase from such member(s) of Seller Group, the US Intellectual Property, free and clear of all Liens, at the Closing;

     (e) Each member of Seller Group, to the extent applicable or necessary, agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered and NSULC agrees to purchase from such member(s) of Seller Group, the Canadian Intellectual Property, Canadian Business and Pacific Rim Assets, free and clear of all Liens, at the Closing; and

     (f) Buyer or one or more of its designee agrees, effective as of the Closing, to assume the Assumed Liabilities.

The purchase price for the Shares and the Purchased Assets (including, without limitation, the Transferred Intellectual Property, Canadian Business and Pacific Rim Assets) (the "Purchase Price") is US $57,500,000 in cash (as adjusted pursuant to Section 2.03(a) and Section 2.04, the "Cash Portion") plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 2.02, shall be subject to adjustment as provided in Section 2.03(a) and Section 2.04 and shall be allocated among the shares of the Alias Companies and the Purchased Assets in the manner set forth on Schedule 2.01. The Buyer and SGI shall use such allocation for the purpose of determining and reporting any Tax. Each member of Seller Group agrees to allocate the Purchased Assets transferred pursuant to the Canadian Transactions in the manner set forth on Schedule 2.01 so that Buyer may determine the amount of PST payable thereon (which Schedule 2.01 indicates that the Purchased Assets subject to PST and transferred pursuant to the Canadian Transactions are located in Ontario).

     Section 2.02. Closing. The closing (the "Closing") of the purchase and sale of the Shares and the Purchased Assets hereunder shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, as soon as possible, but in no event later than three Business Days after satisfaction of the conditions set forth in Article 10, or at such other time or place as Buyer and SGI may agree. At the Closing:

     (a) Buyer shall deliver to each member of Seller Group, or as otherwise directed by SGI, the Cash Portion to be paid to such member of Seller Group pursuant to Section 2.01 above in immediately available funds by wire transfer to an account of such member of Seller Group, designated by SGI by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

     (b) With the exception of the Alias Japan Lost Certificate, to which the covenant in Section 5.20 shall apply, each member of Seller Group shall deliver (and shall cause SGI Netherlands to deliver) to the applicable Buyer or one or more of its designees certificates for the Shares, free and clear of all Liens, except Permitted Liens, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto where Shares are held in certificated form, or evidence of transfer otherwise reasonably acceptable to Buyer or one or more of its designees where Shares are held in book entry form.

     (c) The transfer of (i) the Purchased Assets and Assumed Liabilities will be effected pursuant to short-form business transfer agreements (the "Business Transfer Agreements") in form and substance to be reasonably agreed by Buyer and SGI, and (ii) the Shares will be effected, to the extent necessary, pursuant to short-form share transfer agreements, forms or other similar documents (the "Share Transfer Documents") in form and substance to be reasonably agreed to by Buyer and SGI. Each Business Transfer Agreement and Share Transfer Document shall be subject to and not inconsistent with the terms and conditions of this Agreement and on a country-by-country basis. Buyer and Seller Group will prepare the Business Transfer Agreements and Share Transfer Documents as soon as reasonably practicable after the date of this Agreement and will execute and deliver or cause their respective Affiliates, as necessary, to execute and deliver the Business Transfer Agreements and Share Transfer Documents at Closing upon the terms and subject to the conditions of this Agreement. In addition to the foregoing, as applicable, Seller Group shall deliver to the applicable Buyer or one or more of its designees such deeds, bills of sale, endorsements, Consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or advisable to vest in Buyer or one or more of its designees all right, title and interest in, to and under the Purchased Assets free and clear of all Liens, except Permitted Liens, and in form and substance reasonably satisfactory to Buyer.

     (d) SGI Netherlands and Alias Japan will deliver to the applicable Buyer, in form and substance to be reasonably agreed to by the parties, an instrument by which SGI Netherlands and Alias Japan covenant to the fullest extent permitted by applicable law that they will, at all times for the period between the Closing Date and the date on which the Seller Group complies in full with its obligations under the covenant in Section 5.20, (i) deem that title to the

Alias Japan Shares has passed to the applicable Buyer as of the Closing Date and
(ii) act as if the applicable Buyer is the sole shareholder of Alias Japan as of the Closing Date.

     Section 2.03. Closing Balance Sheet. At least two (2) Business Days, prior to the Closing Date, SGI in good faith shall prepare and deliver to Buyer a statement of the amount of each component of Working Capital which it estimates will exist as of immediately prior to giving effect to the transfer of the Purchased Assets and assumption of the Assumed Liabilities, but excluding the Excluded Assets and Excluded Liabilities, determined for accounting and tax purposes as if such date were the end of the fiscal year (the "Estimated Working Capital") together with a representation that such amount was determined in accordance with GAAP applied on a basis consistent with those used in preparation of the Most Recent Balance Sheet (except as required to comply with the definition of Working Capital), it being understood that (and without limiting any other adjustments to be made), at Closing if the Estimated Working Capital is (i) less than negative $700,000 ("Required Working Capital"), the aggregate dollar value of the Cash Portion shall be reduced by an amount equal to such deficiency and (ii) greater than the Required Working Capital, the aggregate dollar value of the Cash Portion shall be increased by an amount equal to such excess. The Estimated Working Capital is subject to the review and approval of Buyer, such approval not to be unreasonably withheld.

     (b) As promptly as practicable, but no later than 90 days, after the Closing Date, Buyer will cause to be prepared and delivered to SGI the Closing Balance Sheet, together with a certificate based on such Closing Balance Sheet setting forth Buyer's calculation of each component of Closing Working Capital. The Closing Balance Sheet ("Closing Balance Sheet") shall be unaudited and shall
(x) fairly present the consolidated financial position of the Business as on the Closing Date immediately prior to giving effect to the transfer of the Purchased Assets and assumption of the Assumed Liabilities, but excluding the Excluded Assets and Excluded Liabilities, in conformity with GAAP applied on a basis consistent with those used in the preparation of the Most Recent Balance Sheet (except as required to comply with the definition of Working Capital) but as if such date were the end of a fiscal year, (y) include line items substantially consistent with those in the Most Recent Balance Sheet (including, but not limited to, the Closing Foreign Pension PBO as described below in Section 2.06), unless otherwise required under GAAP, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Most Recent Balance Sheet so long as consistent with GAAP but as if such date were the end of a fiscal year. "Closing Working Capital" means the Working Capital as shown on the Closing Balance Sheet (but in accordance with the definition of Working Capital in this Agreement) and will be prepared in accordance with accounting principles and practices consistent with those used to calculate Working Capital as of the Most Recent Balance Sheet Date as set forth on the Most Recent Balance Sheet so long as consistent with GAAP but as if such date were the end of a fiscal year (it being understood and agreed that the Closing Foreign Pension PBO will be prepared in accordance with the second sentence of Section 2.06).

     (c) If SGI disagrees with Buyer's calculation of Closing Working Capital delivered pursuant to Section 2.03(b), Seller may, within 15 days after delivery of the documents referred to in Section 2.03(b), deliver a written notice (the "Objection Notice") to Buyer disagreeing with such calculation and setting forth SGI's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which SGI disagrees, and SGI shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to
Section 2.03(b). If SGI does not deliver an Objection Notice within such 15-day period, then the amount of Closing Working Capital shall be deemed to be finally determined as set forth on the Closing Balance Sheet.

     (d) If a notice of disagreement shall be delivered pursuant to Section 2.03(c), SGI and Buyer shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.03(b), nor more than the amount thereof shown in SGI's calculation delivered pursuant to Section 2.03(c). If, during such period, SGI and Buyer are unable to reach such agreement, they shall promptly thereafter cause an Independent Accounting Firm promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Buyer's calculation of Closing Working Capital as to which SGI has disagreed (i.e., and not an independent review). The independent accountant's determination will be based solely on presentations by SGI and Buyer and such independent accountants shall deliver to SGI and Buyer, as promptly as practicable (but in any event within 30 days of its retention), a report setting forth such calculation (such date, the "Final Resolution Date"). Such report shall be final and binding upon SGI and Buyer. The cost of such review and report shall be borne by SGI if the difference between Final Working Capital and SGI's calculation of Closing Working Capital delivered pursuant to Section 2.03(c) is greater than the difference between Final Working Capital and Buyer's calculation of Closing Working Capital delivered pursuant to Section 2.03(b), by Buyer if the first such difference is less than the second such difference and otherwise equally by SGI and Buyer.

     (e) Buyer and Seller Group agree that they will, and agree to cause their respective independent accountants and each Alias Company to cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the reviews referred to in this

Section 2.03, including without limitation, the making available to the extent necessary of books, written and electronic records, work papers and personnel.

     Section 2.04. Adjustment of Purchase Price. If the Final Working Capital is less than the Estimated Working Capital, Seller Group shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in
Section 2.04(b), an amount equal to such difference. If Final Working Capital is greater than Estimated Working Capital, Buyer shall pay to Seller Group as an adjustment to the Purchase Price, in the manner and with interest as provided in
Section 2.04(b), an amount equal to such difference. "Final Working Capital" means Closing Working Capital as shown in Buyer's calculation delivered pursuant to Section 2.03(b), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(c); or if such a notice of disagreement is delivered, as agreed by Buyer and SGI pursuant to Section 2.03(d) or in the absence of such agreement, as shown in the independent accountants' calculation delivered pursuant to Section 2.03(d); provided that, in no event shall Final Working Capital be less than Buyer's calculation of Closing Working Capital delivered pursuant to Section 2.03(b) or more than SGI's calculation of Closing Working Capital delivered pursuant to Section 2.03(c).

     (b) Any payment pursuant to Section 2.04(a) shall be made at a mutually convenient time and place within 10 days after the Final Working Capital has been determined by delivery to Buyer or SGI, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.04 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     Section 2.05. Purchased Assets and Assumed Liabilities. Buyer and SGI agree and acknowledge that (i) the definition of "Purchased Assets" is not intended to apply to the assets, properties and rights used in the conduct of the Business that are held by the Alias Companies and the Subsidiaries, (ii) the definition of "Assumed Liabilities" is not intended to apply to the Liabilities of the Alias Companies and the Subsidiaries and (iii) such assets, properties, rights, contracts and Liabilities are intended to transfer with the Shares by operation of law, except as otherwise expressly provided herein.

     Section 2.06. Initial Foreign Pension PBO Statement. As promptly as practicable, but no later than 90 calendar days after the Closing Date, Buyer shall prepare and deliver to SGI a statement showing Buyer's determination of the Closing Foreign Pension PBO and shall set forth in detail the amounts underlying such calculation (the "Initial Foreign Pension PBO Statement"). The calculation of the

Closing Foreign Pension PBO set forth on the Initial Foreign
Pension PBO Statement will be equal to the "projected benefit obligation" (as defined in Statement of Financial Accounting Standards No. 87) calculated in accordance with GAAP. The Closing Foreign Pension PBO shall be reflected on the Closing Balance Sheet and included in the calculation of Closing Working Capital.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

     Except as otherwise set forth in the Schedules, Seller Group (jointly and severally) represents and warrants to Buyer that the statements contained in this Article 3 are true and correct in all respects as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be true and correct in all respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3). For purposes of the representations and warranties of Seller Group contained herein, disclosure in any section of the Schedules of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Seller Group calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Schedules that such disclosure is applicable to such representations or warranties.

     Section 3.01. Corporate Existence and Power. Each of the Alias Companies is a corporation duly incorporated, validly existing and in good standing
(where applicable) under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental Consents required to carry on its business, including the Business, as now conducted, except for those governmental Consents, the absence of which would not have or would not reasonably be expected to have a Material Adverse Effect. Each of the Alias Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each member of Seller Group is a corporation duly incorporated, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental Consents required to carry on its business, including the Business, as now conducted in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those governmental Consents, the absence of which would not have or would not reasonably be expected to have a Material Adverse Effect, or those jurisdictions where failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.01 contains a complete and accurate listing of each member of Seller Group's jurisdiction of formation and other jurisdictions in which SGI Canada is authorized, registered or qualified to conduct business. Copies of the certificate of incorporation and by-laws of each member of Seller Group, the Alias Companies and the Subsidiaries as amended to date have been heretofore delivered to Buyer and are accurate and complete.
Schedule 3.01 sets forth a list of each of the Alias Companies' and Subsidiaries' (a) officers and directors, (b) each of the committees of the Board of Directors and (c) each member on each such committee.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by each member of Seller Group of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within such member of Seller Group's corporate powers and authority and have been duly authorized by all necessary corporate action on the part of such entity. This Agreement constitutes, and upon execution, each Ancillary Agreement to which it is a party will constitute, a legal, valid and binding agreement of each member of Seller Group.

     Section 3.03. Governmental Authorization. The execution, delivery and performance by each member of Seller Group of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no Consents from any governmental body, agency or official other than as disclosed in Schedule 3.03 and compliance with any applicable requirements of the Investment Canada Act.

     Section 3.04. Noncontravention. The execution, delivery and performance by each member of Seller Group of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not violate any provisions of the certificate of incorporation or bylaws (or equivalent governing documents) of such member of Seller Group, any Alias Company or any Subsidiary, assuming compliance with the matters referred to in Section 3.03, violate in any material respect any applicable material law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required Consents and except as disclosed in Schedule 3.04, require any Consent or other action by any Person under, constitute a default by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of, or result in a payment or penalty by any member of Seller Group, any Alias Company or any Subsidiary or to a loss of any benefit relating to the Business to which any member of Seller Group, any Alias Company or any Subsidiary is entitled under any provision of any Contract (x) set forth or required to be set forth on
Schedule 3.14 or (y) under which Seller Group shall provide any services to Buyer under the Transition Services Agreement or (iv) result in the creation or imposition of any Lien on any Purchased Asset or asset of any Alias Company or any Subsidiary, except for any Permitted Liens.

     Section 3.05. Consents. Schedule 3.05 sets forth each material Contract primarily relating to the Business binding upon any member of Seller Group, any of their Affiliates, any of the Alias Companies or any Subsidiary requiring a Consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, together with (and without any limitation to the foregoing) all Consents consisting of new licenses that will after Closing provide Buyer with the rights equivalent to those used by Seller Group or any other Affiliate in the operation of the Business prior to Closing under the Excluded In-Bound Licenses and Excluded Business Software, in each case on terms and conditions substantially equivalent to the terms and conditions applicable to such Person under the respective Excluded In-Bound Licenses and Excluded Business Software licenses or as otherwise set forth on Schedule 3.05(b).

     Section 3.06. Capitalization. The authorized capital of:

          (i) Alias California consists of 100 shares of Common Stock, of which 100 shares are outstanding;

          (ii) Alias England consists of 95,000 shares of Common Stock, of which 95,000 shares are outstanding;

          (iii) Alias France consists of 265,000 shares of Common Stock, of which 265,000 shares are outstanding;

          (iv) Alias Germany consists of 1 share of Common Stock, of which 1 share is outstanding;

          (v) Alias Italy consists of 1,500 shares of Common Stock, of which 1,500 shares are outstanding; and

          (vi) Alias Japan consists of 200,200 shares of Common Stock, of which 200,200 shares are outstanding.

     (b) All outstanding shares of capital stock of each of the Alias Companies have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Alias Companies. Except as set forth in this Section 3.06, there are no outstanding (i) shares of capital stock or voting securities of any of the Alias Companies, (ii) securities of any of the Alias Companies convertible into or exchangeable for shares of capital stock or voting securities of such Alias Company or (iii) options or other rights to acquire from any of the Alias Companies, or other obligation of any of the Alias

Companies to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the such Alias Company (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(a)(iv) being referred to collectively as the "Alias Companies Securities"). There are no outstanding obligations of any of the Alias Companies or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Alias Companies Securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Alias Companies.

     Section 3.07. Ownership of Shares. (a) SGI Netherlands owns the Shares (other than the Alias California Shares) free and clear of any Lien and will transfer and deliver to Buyer or one or more of its designees at the Closing good and valid title to the Shares (other than the Alias California Shares) free and clear of any Lien, with the exception of the Alias Japan Shares represented by the Alias Japan Lost Certificate, to which the covenant in Section 5.20 shall apply.

     (b) SGI owns the Alias California Shares, free and clear of any Lien, except Permitted Liens, and will transfer and deliver to Buyer or one or more of its designees at the Closing good and valid title to the Alias California Shares free and clear of any Lien.

     Section 3.08. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation as listed on Schedule 3.08 and has all corporate powers and all material Consents required to carry on its business as now conducted.

     (b) Schedule 3.08 sets forth the authorized, issued and outstanding capital stock of each Subsidiary and the ownership thereof. On the date hereof, all of the outstanding capital stock or other voting securities of each Subsidiary is owned by an Alias Company, as set forth on Schedule 3.08, free and clear of any Lien. On the date hereof, the Subsidiaries listed on Schedule 3.08 are the only direct or indirect subsidiaries of any of the Alias Companies. Seller has delivered to Buyer copies of all articles, certificate of incorporation, by-laws and other charter documents of each Subsidiary, as amended to date. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as disclosed in Schedule 3.08, there are no outstanding securities of any of the Alias Companies or any of the Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of the Subsidiaries or options or other rights to acquire from any of the Alias Companies or any of the Subsidiaries, or other obligation of any of the Alias Companies or any of the Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Subsidiaries (the items in clauses 3.08(b)(i) and 3.08(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of any of the Alias Companies or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     (c) There are no agreements restricting the transfer of, or affecting the rights or obligations of any holder of, any shares of any Subsidiary's capital stock or any other securities of any Subsidiary (including, without limitation, the Subsidiary Securities), there are no preemptive rights or other rights to be protected from dilution on the part of any holder of any securities of any Subsidiary (including, without limitation, the Subsidiary Securities). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Subsidiaries (including, without limitation, the Subsidiary Securities). There are no shareholders' agreements, voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of any of the Subsidiaries (including, without limitation, the Subsidiary Securities). None of the Alias Companies controls directly or indirectly or has any direct or indirect equity, debt or other participation or interest in any Person which is not a Subsidiary of any Alias Company.

     (d) Other than cash or cash equivalents, neither Alias Belgium nor WTI owns any assets used, held for use or otherwise related to the Business.

     (e) On the Closing Date, there will be no Subsidiary.

     Section 3.09. Financial Statements. (a) The Most Recent Balance Sheet and the unaudited consolidated balance sheets and operating income statements and capital expenditures schedule and depreciation schedule of the Business as of and for each of the fiscal years ended June 28, 2002 and June 27, 2003 are set forth on Schedule 3.09. Such financial statements (including the Most Recent Balance Sheet, the "Financial Statements"), fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), but without corporate allocations set forth on Schedule 3.09(b), the financial position of the Business as of the dates thereof and its operating income for the fiscal periods ended June 28, 2002, June 27, 2003 and March 26, 2004.

     Section 3.10. Absence of Certain Changes. Except as disclosed in Schedule
3.10 or contemplated by Section 7.04 hereof, since the Most Recent Balance Sheet Date, the Business has been conducted in the ordinary course of business and there has not been to the extent related to the Business:

     (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any of the Alias Companies or the Subsidiaries, or any repurchase, redemption or other acquisition by any of the Alias Companies or any of the Subsidiaries of any outstanding shares of capital stock or other securities of any of the Alias Companies or any of the Subsidiaries or any other distributions or payments to any direct or indirect shareholders, noteholders or Affiliates;

     (b) any amendment of any term of any outstanding security of any of the Alias Companies or any of the Subsidiaries;

     (c) any incurrence, assumption or guarantee by any member of Seller Group, the Alias Companies or the Subsidiaries of any indebtedness for borrowed money with respect to the Business;

     (d) any making by any of the Alias Companies or the Subsidiaries of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business not in excess of $25,000 or (ii) to or in any Alias Company or Subsidiary;

     (e) any transaction or commitment made, or any Contract entered into, by any member of Seller Group, the Alias Companies or the Subsidiaries relating to the Business or any Purchased Asset, in either case, material to the Business, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

     (f) any material change in any method of accounting or accounting practice by any of any member of Seller Group, the Alias Companies or the Subsidiaries with respect to the Business except for any such change required by reason of a concurrent change in GAAP;

     (g) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or Material Employee (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or Material Employee, or
(iii) increase in compensation or other benefits payable to any director, officer or Material Employee pursuant to any severance or retirement plans or policies thereof;

     (h) any issuance, sale or transfer of any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of any Alias Company or any Subsidiary;

     (i) any acceleration, termination, material modification, or cancellation of any Contract of any member of Seller Group, any Alias Corporation or any Subsidiary, other than in the ordinary course of business;

     (j) any delay or postponement of the payment of accounts payable, accrued Liabilities and other Liabilities other than in the ordinary course of business or any negotiation with any party to extend the payment date of any accounts payable or accelerate the collection of any accounts or notes receivable, other than in the ordinary course of business;

     (k) any institution or settlement of any claim or lawsuit involving equitable or injunctive relief or more than US $50,000 in the aggregate;

     (l) any agreements or arrangement binding any Alias Company or the Subsidiaries or, with respect to the Business or any member of Seller Group, containing exclusivity, non-competition or non-solicitation covenants;

     (m) any creation or other incurrence of any Lien on any material Purchased Asset or the Shares, other than Permitted Liens; or

     (n) any commitment of any member of Seller Group, the Alias Companies or any Subsidiaries to effect or permit any of the foregoing.

     Section 3.11. No Undisclosed Material Liabilities. There are no material Liabilities of any of the Alias Companies or the Subsidiaries of any kind, other than:

     (a) liabilities shown on the Most Recent Balance Sheet (or in the notes thereto);

     (b) liabilities disclosed on Schedule 3.11;

     (c) liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto (none of which is a liability for a breach of contract, breach of warranty, infringement or misappropriation, health or safety matter, violation of law, claim or lawsuit); or

     (d) liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date of the same type, magnitude and scope as those reflected on the Most Recent Balance Sheet (except as otherwise disclosed on Schedule 3.11, none of which is a liability for a breach of contract, breach of warranty, infringement or misappropriation, health or safety matter, violation of law, claim or lawsuit).

     Section 3.12. Intercompany Accounts. Schedule 3.12 contains a complete list of all intercompany balances as of the Most Recent Balance Sheet Date between any member of Seller Group or their Affiliates, on the one hand, and the Alias Companies and the Subsidiaries, on the other hand. Since the Most Recent Balance Sheet Date there has not been (a) any accrual of Liability by any of the Alias Companies or any of the Subsidiaries to any member of Seller Group or their Affiliates or (b) any other transaction between the Alias Companies or any of the Subsidiaries and any member of Seller Group or their Affiliates, except as contemplated in Section 7.04 or as provided in Schedule 3.12.

     Section 3.13. Insider Services. Schedule 3.13 describes generally all material services provided to or for the benefit of the Business by any member of Seller Group or their Affiliates or any director or officer of any member of Seller Group or any member of the immediate family of such director or officer other than any service provided by a director or officer of an Alias Company to the Business in such Person's capacity as an officer or director.

     Section 3.14. Material Contracts. (a) Except for the agreements disclosed in Schedule 3.14, none of the Alias Companies or the Subsidiaries, and with respect to the Business, no member of Seller Group or their Affiliates is bound by:

          (i) any lease (whether of real or personal property) providing for annual rentals of US $50,000 or more that cannot be terminated on not more than three months' notice without payment by such Alias Company, Subsidiary, member of Seller Group or their Affiliates, as the case may be, of any material penalty;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) future annual payments by such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, of US $100,000 or more or (B) future aggregate payments by such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, of US $500,000 or more, in each case that cannot be terminated on not more than three months' notice without payment by such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, of any material penalty;

          (iii) any license agreement of such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, involving payments to such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, exceeding US $75,000 in the aggregate since June 28, 2002 under which there exist outstanding Liabilities of, or restrictions upon, such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, relating to the Business or the Company Intellectual Property;

          (iv) any agreement that may involve the license from such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, of source code or trade secrets primarily used, in each case, in the operation of the Business or embodied in the Alias Licensed Software;

          (v) any agreement that provides any customer of the Alias Companies, the Subsidiaries, or with respect to the Business, member of

     Seller Group or their Affiliate, with pricing, discounts, or benefits that change based on, the pricing, discounts or benefits offered to other customers, including, without limitation, those agreements which include "most favored nations" provisions;

          (vi) any license, assignment, royalty, indemnification or other agreement relating to the Company Intellectual Property , other than licenses in the ordinary course of business containing terms and conditions consistent with historical practice of the Alias Licensed Software that have been granted to customers of such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as applicable;

          (vii) any license, assignment, royalty, indemnification or other agreement relating to Intellectual Property used in the operation of the Business that is or will after the Closing be owned by any third party (except any licenses granted to such Alias Company, Subsidiary, member of Seller Group or their Affiliate of unmodified, mass market software, pursuant to the licensor's ordinary license terms, having an aggregate value for all related licenses thereof of less than $75,000);

          (viii) any service agreement (other than any maintenance agreement) involving payments to such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, exceeding US $100,000 in the aggregate during any fiscal year under which there exist outstanding obligations of such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be;

          (ix) any broker, reseller, distributor, dealer, consultant, integrator, manufacturer's representative or franchise contract or agreement under which such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, received orders aggregating more than US $500,000 during the fiscal year ending June 27, 2003;

          (x) any partnership, joint venture or other similar material agreement or arrangement;

          (xi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement and the transactions contemplated hereby;

          (xii) any agreement other than with any member of Seller Group or their Affiliates or any Alias Company or any Subsidiary relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (xiii) any agreement that limits in any material respect the freedom of such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, to freely engage in any business or compete in any line of business or with any Person or in any area;

          (xiv) any agreement for the benefit of any member of Seller Group or their Affiliate;

          (xv) any other agreement providing for future aggregate payments by such Alias Company, Subsidiary, member of Seller Group or their Affiliate of US $100,000 or more; or

          (xvi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business.

     (b) Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section 3.14 is a valid and binding agreement of such Alias Company, Subsidiary, member of Seller Group or their Affiliate, as the case may be, and is in full force and effect, and no such Alias Company, Subsidiary or member of Seller Group, as the case may be, or, to the Knowledge of Seller Group, other party thereto is or will be, immediately after the Closing, in default or breach in any respect material to the Business under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     Section 3.15. Litigation. Except as set forth on Schedule 3.15, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller Group, threatened against or affecting, the Business before any court or arbitrator or any governmental body, agency or official which if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Except as set forth on Schedule 3.15, all matters set forth thereon are covered by insurance policies relating to the Purchased Assets, the business and operations of Business and its employees and officers, and such policies shall continue in full force and effect (only to the extent relating to the matters set forth on Schedule 3.15) for the benefit of Buyer until each such matter is fully resolved.

     Section 3.16. Compliance with Laws and Court Orders. None of the Alias Companies and the Subsidiaries or any member of Seller Group is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Shares, the Purchased Assets or the conduct of the Business, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure so to comply.

     Section 3.17. Properties. Except as set forth on Schedule 3.17(b), the Purchased Assets and the assets held by the Alias Companies and the Subsidiaries collectively include all the assets, properties and rights of every type and description, real, personal, tangible and intangible wherever located that are used or held for use in the conduct of the Business other than the Excluded Assets and Intellectual Property and are in the aggregate adequate to conduct the Business as currently conducted other than with respect to Intellectual Property.

     (b) Seller Group has good and valid title to, or in the case of any leased Purchased Assets has valid leasehold interests in, all Purchased Assets reflected on the Most Recent Balance Sheet or acquired thereafter, except for the Purchased Assets sold or disposed of since the Most Recent Balance Sheet Date in the ordinary course of business to the extent permitted by this Agreement. Schedule 3.17(b) describes generally the assets, properties, title, interests and rights of every type and description, real, personal and mixed, tangible and intangible, wherever located, that are both (a) owned, leased, subleased, sublicensed or licensed by any member of Seller Group or their Affiliates (excluding the Alias Companies) and (b) used or held for use in the Business or otherwise relate to the conduct of the Business, but not Purchased Assets.

     (c) The Alias Companies or the Subsidiaries have good and valid title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for the Purchased Assets or properties and assets sold or disposed of since the Most Recent Balance Sheet Date in the ordinary course of business to the extent permitted by this Agreement.

     (d) None of such property or assets is subject to any Lien, except Permitted Liens.

     (e) Schedule 3.17 correctly describes all real property (including all Leases) used primarily in or held for use primarily in, or otherwise primarily related to the Business which any member of Seller Group, any Alias Company or any Subsidiary owns, leases, operates or subleases (the "Real Property"). No Alias Company owns, licenses, operates or subleases any real property (including leases) not used or held for use otherwise exclusively in, or otherwise exclusively related to, the Business.

     (f) SGI has provided Buyer true and complete copies of each Lease. Except as set forth in Schedule 3.17, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Alias Companies, the Subsidiaries, any member of Seller Group or, to Seller Group's

Knowledge, any other party to such Lease is in breach or default, in any material respect under such Lease, and, to Seller Group's Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any member of Seller Group, any Alias Company, or any Subsidiary; and (v) no member of Seller Group or any of their Affiliates, the Alias Companies, or the Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the real property subject to the Lease or any portion thereof.

     Section 3.18. Intellectual Property. (a) The Company Intellectual Property, together with the Licensed Intellectual Property, constitutes all Intellectual Property (the "Alias Intellectual Property") necessary for the conduct of the Business. The operation of the Business by any Alias Company or any Subsidiary, or by any member of Seller Group, as currently conducted, has not and Buyer's operation of the Business as currently conducted will not materially infringe upon, misappropriate, or violate any third party rights in Intellectual Property.

     (b) Schedule 3.18(b) sets forth a list of all U.S. and foreign registrations and applications for registration of Intellectual Property owned by or under the direct or indirect control of any member of Seller Group or any of its Affiliates that was acquired, created or developed primarily by, for or in connection with the Business.

     (c) Except as set forth on Schedule 3.18(c), no claims have been received in writing within the previous five years that the operation of the Business may require a license, or has violated any Intellectual Property of any other person or entity. Except as set forth on Schedule 3.18(c), no member of Seller Group, the Alias Companies and the Subsidiaries has received from any third party a written offer to license to the Business any Intellectual Property Rights of such third party.

     (d) Except as set forth and described in material detail on Schedule 3.18(d), no Company Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any member of Seller Group, any Alias Company or any Subsidiary with respect to the Business or restricting the licensing thereof by any member of Seller Group, any Alias Company or any Subsidiary to any Person.

     (e) Except as set forth and described in all material detail on Schedule 3.18(e), after Closing, Buyer and/or one or more of its Affiliates (including one of the Alias Companies) shall be the sole and exclusive owner(s), free and clear of any and all Liens or other third party rights (other than Permitted Liens, and excluding licenses to customers thereof granted in the ordinary course of business according to terms and conditions consistent with historical usage), of all right, title and interest in the Company Intellectual Property.

     (f) Each Alias Company and each Subsidiary has entered into written agreements with each of its current and former employees engaged in research or development and independent contractors engaged in research or development providing in each case for the protection of confidential information relating to the Business, and for the assignment to the applicable Alias Company or Subsidiary of all works of authorship, inventions, improvements, and discoveries created or developed by such employees and independent contractors within the scope of their employment or pursuant to the applicable contractor agreement. Except as disclosed in Schedule 3.18(f), all current and former employees of SGI Canada engaged in research or development have executed written agreements with SGI Canada that waive for the benefit of SGI Canada or Seller all moral rights in any works of authorship relating to the business of SGI Canada or Seller, including but not limited to the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

     (g) Except as set forth in Schedule 3.18(g), and except for the Licensed Intellectual Property, after Closing no member of Seller Group or any of their Affiliates owns or holds any Intellectual Property that is embodied or used in any of the Alias Licensed Software.

     (h) Except as set forth on Schedule 3.18(h), the transactions contemplated by this Agreement will not have or would not reasonably be expected to have a Material Adverse Effect on any Alias Company's or any of the Subsidiaries' right, title or interest in and to the Intellectual Property owned, held or used by them.

     (i) Seller Group, the Alias Companies and the Subsidiaries have or have caused to be taken commercially reasonable measures to maintain the confidentiality of the software, firmware, research and development and other know-how or trade secrets of the Business, the value of which to the Business is contingent upon maintenance of the confidentiality thereof.

     Section 3.19. Insurance Coverage. Seller Group has provided to Buyer a list of, and made available to Buyer a true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the business and operations of the Business and its employees and officers. Except as listed on
Schedule 3.19, there are no material claims relating to the Business by any of any member of Seller Group, the Alias Companies or the Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, and none of any member of Seller Group or, to Seller Group's Knowledge, any other party to any such policies or bonds is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Seller Group's Knowledge, no event has occurred which, with notice of the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy. The applicable member(s) of Seller Group, the Alias Companies or the Subsidiaries, as the case may be, has complied in all material respects with the terms and conditions of such policies and bonds. No member of Seller Group, and none of the Alias Companies or any Subsidiary has received any notification of cancellation of any of such policies. No member of Seller Group, and none of the Alias Companies or the Subsidiaries have any self-insurance or co-insurance programs relating to the Business.

     Section 3.20. Finders' Fees. Except for Alliant Partners, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of Seller Group, any Alias Company, any Subsidiary or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.21. Employees.

     (a) Schedule 3.21 sets forth a true and complete list of the names, titles, work locations, annual salaries and other compensation (including, without limitation, the target variable compensation for the 2004 fiscal year) of all Material Employees. To the Knowledge of Seller Group, no executive, key employee or group of employees of the Business has any plans to terminate employment with any of the Alias Companies during the next six months as a result of the transactions contemplated hereby. No member of Seller Group, the Alias Companies and the Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes within the past three years.

     (b) There is no unfair labor practice, complaint or grievance against any member of Seller Group relating to the Business, the Alias Companies or the Subsidiaries pending or, to Seller Group's Knowledge, threatened before any industrial or labor relations board;

     (c) There is no labor strike, dispute, slowdown or stoppage actually pending or involving or, to the Knowledge of Seller Group, threatened against any member of Seller Group, the Alias Companies or the Subsidiaries with respect to the employees of the Business;

     (d) To Seller Group's Knowledge, no application for certification or other representation proceeding exists respecting the employees of the Business and no collective bargaining agreement is in place or currently being negotiated by any member of Seller Group, the Alias Companies or the Subsidiaries with respect to the employees of the Business;

     (e) Seller Group has provided Buyer with a true and correct copy of any employment handbooks and manuals and written employment policies, rules or procedures applicable to all employees of the Business.

     (f) Except as set forth on Schedule 3.21(f):

          (i) none of the employees of the Business are currently absent on any form of leave of absence or temporary layoff;

          (ii) no member of Seller Group is a party to or is bound by any written or oral contract or commitment for the employment of any employee of the Business, except for oral contracts of indefinite hire terminable by any member of Seller Group without cause on reasonable notice or pay in lieu thereof, or the written contracts for employment previously provided to Buyer. To the Knowledge of Seller Group, such written contracts were freely entered into by the parties, the enforceability of any such written agreement has not been challenged by any employee or former employee in court and no assertion has been made by any employee or former employee to the effect that such written contracts are unenforceable. Each member of Seller Group is currently in compliance in all material respects with each such agreement and has provided Buyer with a true and correct copy of each such written agreement; and

          (iii) no employee of the Business has any agreement as to length of notice required to terminate his or her employment, other than such as results by law from the employment of an employee without agreement as to such notice or as to length of employment or as contained in the written employment agreements provided to Buyer.

     Section 3.22. Canadian Independent Contractors. (a) Schedule 3.22 contains a complete and accurate list of the names of all independent contractors engaged in Canada in connection with the Business as of the date of this Agreement and all written agreements with any independent contractors. Each member of Seller Group is currently in compliance with all of the written agreements with such independent contractors. To the Knowledge of Seller Group, such written agreements were freely entered into by the parties, the enforceability of any such written agreement has not been challenged by any independent contractor or former independent contractor in court and no assertion has been made by any independent contractor or former independent contractor to the effect that such written agreements are unenforceable.

     (b) There are no Contracts for personal services with any independent contractors which are not terminable by any member of Seller Group upon providing notice of 60 days or less.

     (c) To the Knowledge of Seller Group, there are no circumstances which exist and would result in, or which have existed and resulted in any of the independent contractors or any former independent contractors of the Business being held by any government entity to be employees or dependent contractors of any member of Seller Group.

     Section 3.23. Employee Benefit Plans. Schedule 3.23(a) contains a list of (and copies of each have been made available to Buyer) employment (excluding offer letters containing no guaranteed severance or offer letters which provide solely for severance as required by applicable law), severance, retention, change-in-control or similar contract, plan arrangement or policy and each other written plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, retirement savings, supplementary retirement, health, medical or life insurance benefits) which is maintained, administered or contributed to by any member of Seller Group or any of their Affiliates, including, without limitation, any Alias Company (or to which any member of Seller Group or any of their Affiliates has any Liability), and covers any employee or former employee of the Business (in such capacity) (and, if applicable, related trust or funding agreements or insurance policies) (other than plans mandated by applicable law) and all amendments thereto have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan or trust. All such contracts, plans, arrangements and policies are referred to collectively herein as the "Employee Plans." An Employee Plan adopted, maintained or contributed to for the benefit of any employee or former employee of the part or parts of the Business located in Canada is hereinafter referred to as a "Canadian Employee Plan." Seller Group has provided to Buyer copies of the most recent funding or financial statements, reports or returns prepared in respect of each Canadian Employee Plan.

     (b) No member of Seller Group, any ERISA Affiliate of any member of Seller Group and predecessor thereof sponsors, maintains or contributes to, or has any liability with respect to or has in the past six years sponsored, maintained or contributed to, any Employee Plan covering any employee or former employee of the Business located in the United States ("U.S. Employee Plan") subject to
Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (c) No member of Seller Group or any ERISA Affiliate of any member of Seller Group and predecessor thereof has ever had an obligation to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA or a multi-employer pension plan as defined under applicable Canadian laws.

     (d) Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and no member of Seller Group is aware of any reason why any such determination letter should be revoked or not be reissued. Seller Group has provided to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such U.S. Employee Plan. No events have occurred with respect to any U.S. Employee Plan that could result in payment or assessment by or against the Business (or any employee, officer or director thereof), Buyer or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the
Code.

     (e) Except as set forth in Schedule 3.23(e), no member of Seller Group, the Alias Companies and the Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business or their dependants or beneficiaries, except as required to avoid excise tax under
Section 4980B of the Code or as otherwise required by applicable law.

     (f) Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code or any applicable foreign laws, which are applicable to such Employee Plan. All premiums, contributions or other payments with respect to the Employee Plans for all periods on or prior to the Closing Date have been paid or made in accordance with applicable law and the terms of such Employee Plan, or have been accrued and are reflected on the Closing Balance Sheet.

     (g) Except as set forth on Schedule 3.23(g), none of the Employee Plans obligates any member of Seller Group or their Affiliates to pay any separation, severance, termination or similar benefit, accelerate any vesting schedule, or alter the timing of any benefit payment, solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of any Employee Plan or Section 280G of the Code.

     (h) No asset of any member of Seller Group or their Affiliates is subject to any lien under ERISA or the Code or Canadian laws applicable to the Canadian Employee Plans. There are no pending or, to Seller Group's Knowledge, threatened actions, suits, audits, investigations, proceedings or claims with respect to any Employee Plan (other than routine claims for benefits). None of the Employee Plans has any unfunded Liabilities that are not reflected on the Most Recent Balance Sheet or that will not be reflected on the Closing Balance Sheet.

     (i) Each Canadian Employee Plan is in good standing under, and has been duly registered where required by, applicable Canadian laws. To Seller Group's Knowledge, no fact or circumstance exists that could reasonably be expected to affect the tax-exempt status of any Canadian Employee Plan.

     (j) All contributions, premiums and other amounts required to be paid or provided by Seller Group under any Canadian Employee Plan have been duly made in a timely manner and in accordance with the terms of each Canadian Employee Plan and applicable Canadian laws. All employee contributions to the Canadian Employee Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into the relevant Canadian Employee Plan.

     (k) None of the Canadian Employee Plans is a registered pension plan as defined under applicable Canadian laws.

     (l) To Seller Group's Knowledge, no member of Seller Group nor any representative of any member of Seller Group has taken any action, or failed to take any action, that could subject any of them to Liability for breach of any statutory or fiduciary duty in respect of any Canadian Employee Plan.

     Section 3.24. Environmental Matters. Except as disclosed on Schedule 3.24 or except as to matters that would not reasonably be expected to have a Material Adverse Effect:

     (a) (i) no written notice, request for information, information order, complaint or penalty has been received by any member of Seller Group, any Alias Company or any Subsidiary, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending, or to the Knowledge of Seller Group, threatened, in the case of each of (i) and (ii), regarding any actual or alleged violation of any Environmental Law or any actual or alleged Environmental Liabilities and relating to the Purchased Assets, Real Property or the Business;

     (b) Seller Group has obtained or caused to be obtained all permits, licenses and other governmental approvals necessary for its operation of the Business, the Purchased Assets and Real Property to comply with all applicable Environmental Laws and, collectively, each member of Seller Group, the Alias Companies and the Subsidiaries are in compliance and, to the Knowledge of Seller Group, have complied with the terms of such permits and, with respect to the operation of the Purchased Assets and the Real Property, with all other applicable Environmental Laws;

     (c) to the Knowledge of Seller Group, none of the following exists at the Real Property: (i) underground storage tanks; (ii) friable asbestos-containing material; (iii) equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas, in each case that has or would reasonably be expected to result in an Environmental Liability;

     (d) with respect to the Business, neither any member of Seller Group, any Alias Company, nor any Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled or released any petroleum or hazardous substance and to the Knowledge of Seller Group, no Real Property is contaminated by any such substance, in each case, so as to give rise to any Environmental Liabilities;

     (e) there has been no written environmental assessment or audit report or other material environmental document in the possession, custody or control of any member of Seller Group, any Alias Company or any Subsidiary relating to any Purchased Assets, any of the Real Property or the Business which has not been delivered to Buyer prior to the date hereof; and

     (f) None of the Real Property is located in New Jersey or Connecticut.

Except as set forth in this Section 3.24, no representations or warranties are being made with respect to environmental matters.

     Section 3.25. No Material Adverse Change. Since the date of the Most Recent Balance Sheet, there has not been any event, occurrence or development which has had or would reasonably be expected to have a Material Adverse Effect on the Business or a material adverse effect on the Purchased Assets or the Shares.

     Section 3.26. No Illegal Payments, Etc. No member of Seller Group, the Alias Companies nor the Subsidiaries, nor any of the directors, officers, employees or agents or other Person acting on behalf of the Business, has in connection with the Business or the Purchased Assets (a) directly or indirectly given or agreed to give or receive or agreed to receive any illegal gift, contribution, payment, bribe, kick-back, entertainment, expenditure or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose, in each case, which would have been illegal under the Foreign Corrupt Practices Act or any other applicable law. Neither any member of Seller Group, the Alias Companies nor the Subsidiaries, nor any current director, officer, agent, employee or other

Person acting on behalf of the Business, has accepted or received in connection with the Business or the Purchased Assets any unlawful contribution, payment, gift, entertainment or expenditure in connection with his employment.

     Section 3.27. Anti-Terrorism Laws. No member of Seller Group and none of the Alias Companies or the Subsidiaries is in violation of Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 (the "Executive Order"), and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56. No member of Seller Group and none of the Alias Companies or the Subsidiaries and no agents acting or benefiting in any capacity in connection with the transactions contemplated hereby is any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; or (iii) a Person who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order. No member of Seller Group and none of the Alias Companies or the Subsidiaries and no agents acting or benefiting in any capacity in connection with the transactions contemplated hereby (x) conducts any business or engages in making or receiving any distribution of funds, goods or services to or for the benefit of any Person described in the preceding sentence in violation of the Executive Order, (y) deals in, or otherwise engages in any transaction relating to, any or any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, blocked pursuant to the Executive Order or (z) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in the Executive Order.

     Section 3.28. SGI Canada and the Canadian Transactions. In connection with the Canadian Transactions, without limiting any other representation or warranty of Seller Group in this Agreement and, for the avoidance of doubt: (a) SGI Canada is not a non-resident of Canada for purposes of the ITA; and (b) there are no shareholders' agreements, voting trusts, proxies or any other agreements or understandings with any Person with respect to any shares (or any rights which if exercised resulted in shares) in the capital of SGI Canada that would restrict any sale, transfer, conveyance and delivery of the Purchased Assets by SGI Canada to the Buyer or one or more of its designees as contemplated in this Agreement.

     Section 3.29. Singapore Office. SGI Canada has duly registered a representative office in Singapore (the "Singapore Office") and such registration has been approved by the International Enterprise Singapore Board. To Seller Group's Knowledge, there is no investigation or enquiry by, or order, decree or judgment of, any court or any government agency or regulatory body outstanding against the Singapore Office and the Singapore Office has carried on its business activities in accordance with all applicable laws and regulations in Singapore.

     Section 3.30. Process. The principal objectives of Seller Group in considering offers for the sale of the Business were to sell the Business upon terms which realize the highest possible value for the selling shareholders. Following an open auction process conducted at arm's length with numerous bidders, Buyer offered the highest amount of consideration for the Business and was selected by each member of Seller Group as the purchaser of the Business. Each member of Seller Group has undertaken such investigation, and has been provided with and has evaluated such documents and information as it has deemed necessary, to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the proper and reasonable allocation of the Purchase Price among the Shares of each of the Alias Companies and the Purchased Assets in the manner set forth on
Schedule 2.01, and there has been no intent of any member of Seller Group to defeat or in any way limit the rights of any creditors of any member of Seller Group. Each member of Seller Group will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Each member of Seller Group agrees to sell the Shares, the Alias Companies and the Purchased Assets (and retain the Excluded Liabilities and such specific indemnifications set forth herein), as applicable, based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Buyer or any other member of Seller Group, except as expressly set forth in this Agreement.

     Section 3.31. Solvency. Immediately after the Closing Date:

     (a) the fair saleable value (determined on a going concern basis) of the assets of each member of Seller Group shall be greater than the total amount of such member of Seller Group's liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

     (b) each member of Seller Group shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

     (c) each member of Seller Group shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

In completing the transactions contemplated by this Agreement, no member of Seller Group intends to hinder, delay or defraud any present or future creditors of any member of Seller Group.

     Section 3.32. Workplace Safety and Insurance Act. SGI Canada is not required to register under the Workplace Safety and Insurance Act, 1997 (Ontario) and is not subject to assessments under this statute.

     Section 3.33. Canadian Assets and Sales. SGI Canada, together with its affiliates (as that term is defined in subsection 2(2) of the Competition Act), does not have assets in Canada or gross revenues from sales in, from or into Canada in excess of CDN$100 million, as calculated in accordance with the Notifiable Transactions Regulations made pursuant to the Competition Act.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Each Buyer represents and warrants to Seller as of the date hereof that:

     Section 4.01. Corporate Existence and Power. Each Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental Consents required to carry on its business as now conducted.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by each Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate powers and authority of such Buyer and have been duly authorized by all necessary corporate action on the part of such Buyer. This Agreement constitutes, and upon execution, each Ancillary Agreement will constitute, a legal, valid and binding agreement of each Buyer.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by each Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the Investment Canada Act and any applicable merger notification filing requirements in Brazil.

     Section 4.04. Noncontravention. The execution, delivery and performance by each Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws (or equivalent governing documents) of such Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any material Consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Buyer or to a loss of any benefit to which such Buyer is entitled under any provision of any agreement or other instrument binding upon such

Buyer or (iv) result in the creation or imposition of any Lien on any asset of such Buyer.

     Section 4.05. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     Section 4.06. Purchase for Investment. Each Buyer (as applicable) is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Each such Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

     Section 4.07. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 4.08. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 4.09. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of operations such as the Business as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that SGI has provided to Buyer the key employees, documents and facilities of the Business. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees, except as expressly set forth in this Agreement, to accept the Shares, the Alias Companies and the Purchased Assets in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller Group, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as otherwise set forth herein, Buyer acknowledges that Seller Group makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or provided to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents provided to Buyer or its counsel, accountants or advisors with respect to the Business or their respective businesses or operations, except as expressly set forth in this Agreement; provided that this Section 4.08 shall not apply to any claim of Buyer based on fraud or intentional misrepresentation.

     Section 4.10. Canadian Assets and Sales. Buyer, together with its affiliates (as that term is defined in subsection 2(2) of the Competition Act), does not have assets in Canada or gross revenues from sales in, from or into Canada in an amount equal to or in excess of CDN$300 million, as calculated in accordance with the Notifiable Transactions Regulations made pursuant to the Competition Act.

                                   ARTICLE 5
                            COVENANTS OF SELLER GROUP

     Seller agrees that:

     Section 5.01. Conduct of the Business. Except as contemplated by Section
7.04 hereof, from the date hereof until the Closing Date, each member of Seller Group shall (and shall cause the Alias Companies and the Subsidiaries to) conduct the Business in the ordinary course of business and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and keep available the services of the present officers and employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on
Schedule 5.01 or as contemplated by Section 3.08(e) or Section 7.04 hereof each member of Seller Group will not (and will not permit any Alias Company or any Subsidiary) to:

     (a) adopt or propose any change in the certificate of incorporation or bylaws or similar organizational document of any Alias Company or any Subsidiary;

     (b) cause or permit any Alias Company or any Subsidiary to merge or consolidate with any other Person;

     (c) with respect to the Business acquire a material amount of assets from any other Person;

     (d) sell, sublease, lease, license or otherwise dispose of any Purchased Assets or any other material assets or property of the Business except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course of business;

     (e) amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer;

     (f) increase compensation by more than $10,000 for any individual employee of the Business or make any increase in the benefits for any employees of the Business greater than $100,000 in the aggregate; or

     (g) agree or commit to do any of the foregoing.

Except as contemplated by Section 7.04 hereof, each member of Seller Group will not, and will not permit any Alias Company or any Subsidiary to (i) take or agree or commit to take any action that would make the representation of any member of Seller Group under Section 3.10 hereof inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent such representation from being inaccurate in any respect at any such time or to cause any condition set forth in Section 10.02 to fail to be satisfied.

     Section 5.02. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, each member of Seller Group will (i) give, and will cause the Alias Companies and the Subsidiaries to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, personnel, properties, contracts, books and records of the Business, (ii) furnish, and will cause the Alias Companies and the Subsidiaries to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and
(iii) instruct the employees, counsel and financial and other advisors of any member of Seller Group, the Alias Companies and the Subsidiaries to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller Group, any Alias Company or any Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to any portion of the personnel records of any member of Seller Group, the Alias Companies and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information of employees of the Business located outside the United States to the extent such member of Seller Group, Alias Company or Subsidiary, as the case may be, may not legally disclose such information under applicable law.

     (b) On and after the Closing Date, each member of Seller Group will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller Group. Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

     Section 5.03. Notices of Certain Events. Seller Group shall promptly notify Buyer of:

     (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

     (c) any actions, suits, claims, investigations or proceedings commenced relating to Seller Group or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15; and

     (d) any other development causing a breach of any of Seller Group's representations and warranties, covenants or agreements set forth herein.

     No disclosure pursuant to this Section 5.03, however shall be deemed to amend or supplement any Schedule, except to the extent set forth in Section 13.18, or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     Section 5.04. Bonus Payments. Seller Group shall have (a) paid all bonuses earned by all employees of the Business for the 2003 fiscal year and (b) paid or accrued in conformity with GAAP all compensation for the 2004 fiscal year through March 26, 2004 on the Most Recent Balance Sheet and through the Closing Date on the Closing Balance Sheet.

     Section 5.05. Resignations. SGI will deliver to Buyer the resignations and release of all officers and directors of each of the Alias Companies and each of the Subsidiaries who will be officers, directors or employees of any member of Seller Group or its Affiliates (excluding the Alias Companies) after the Closing Date from their positions with any Alias Company or any Subsidiary at or prior to the Closing Date in form and substance reasonably acceptable to Buyer and each such resignation shall be in full force and effect upon Closing.

     Section 5.06. Noncompetition. Each member of Seller Group agrees that for a period of 42 full months from the Closing Date, neither it nor any of its Affiliates shall:

          (i) directly or indirectly, either for itself or for any other Person, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, permit its name to be used to promote, or in any other manner engage as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; provided that nothing herein shall prohibit
     (x) the acquisition by SGI or any of its Affiliates of a company having not more than 2% of its sales and not more than $5,000,000 of annual revenue for each of its latest two annual fiscal periods (based on its latest published annual audited financial statements in any year) attributable to the business of the Business (as it exists on the date hereof or the Closing Date), (y) the acquisition of SGI or any member of Seller Group, any division of Seller Group or any significant portion of Seller Group's assets, or (z) SGI's and/or their Affiliates' resale of software that competes with the software of the Business, only if and to the extent consistent with past practices and where (1) such software is otherwise generally commercially available for hardware or operating systems other than SGI platforms (e.g., such software is neither specific or exclusive to SGI), and (2) such software is entirely owned, licensed, designed, created, developed and branded by a third party not an Affiliate of SGI; provided further that it shall not be deemed to be a violation of this Section 5.06(a)(i) for SGI or its Affiliates to invest in, own any interest in or acquire all or a majority of the stock or assets of any Person which is not engaged primarily in the business of the Business so long as the portion(s) of such Person which is engaged in the business of the Business is divested within six months; or

          (ii) (a) induce or attempt to induce any current employee of the Business to leave the employ of the Business, or in any way intentionally interfere with the relationship between the Business and any employee thereof, (b) hire any current employee of the Business who any member of Seller Group knows or has reason to know was an employee of the Business at any time during the six-month period immediately prior to the date on which such hiring would take place, or (c) call on, solicit or service any customer, licensee, licensor or other business relation of the Business in order to induce or attempt to induce such Person to cease doing business with the Business, or in any way intentionally interfere with the relationship between any such customer, licensee or other business relation and the Business; provided, however, that nothing in clause (c) shall prohibit SGI's and/or their Affiliates' resale of software that competes with the software of the Business, only if and to the extent consistent with past practices and where (1) such software is otherwise generally commercially available for hardware or operating systems other than SGI platforms (e.g., such software is neither specific or exclusive to SGI), and (2) such software is entirely owned, licensed, designed, created, developed and branded by a third party not an Affiliate of SGI.

     (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each member of Seller Group acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each member of Seller Group further acknowledges and agrees that the covenants and agreements set forth in this Section 5.06 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder. Each member of Seller Group agrees that Buyer shall be entitled to the following right and remedy, such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Alias Companies and any of its Affiliates and Subsidiaries at law or in equity: the right and remedy to have the covenants in this Section 5.06 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of any of the covenants herein would cause irreparable injury to Buyer, the Alias Companies and its Affiliates and Subsidiaries and that money damages would not provide an adequate remedy to Buyer, the Alias Companies, its Affiliates or Subsidiaries. In the event of (x) any breach or violation by any member of Seller Group of Section 5.06(a)(i) or (y) a breach or violation in any material respect by any member of Seller Group of Section 5.06(a)(ii), then the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

Buyer and Seller Group have agreed to allocate a portion of the Purchase Price as set forth on Schedule 2.01 (the "Noncompete Consideration") in consideration of Seller agreeing to the provisions of this Section.

     Section 5.07. Financial Statements. Seller Group will use its commercially reasonable efforts to provide to Buyer, no later than 30 days after the end of each fiscal month, an unaudited consolidated balance sheet and operating income statement and capital expenditures schedule and depreciation schedule of the Business as of the last day of such monthly fiscal period, each of which shall be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Financial Statements.

     Section 5.08. Tax Elections. Without the prior consent of Buyer, each member of Seller Group shall cause the Alias Companies and their Subsidiaries to not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax Asset of the Alias Companies or their Subsidiaries, Buyer or any of their respective Affiliates.

     Section 5.09. Exclusivity. (a) Each member of Seller Group, the Alias Companies and the Subsidiaries shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below) and shall not enter into any Contract with respect to any Acquisition Proposal. Until the consummation of the transactions contemplated hereby or the termination of this Agreement pursuant to Article 12 hereof, none of Seller Group, the Alias Companies or the Subsidiaries shall, directly or indirectly, through any Affiliate or any of its or their officers, directors, employees, attorneys, shareholders, financial advisors, accountants or other representatives, agents, Affiliates or any of its or their subsidiaries or otherwise, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to any person relating to, any Acquisition Proposal other than information to any third party which is traditionally provided in the regular course of business to third parties where each member of Seller Group, the Alias Companies and the Subsidiaries and its and their respective officers, directors and Affiliates does not have reason to believe that such information will be utilized to evaluate any such Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any agreement with respect to, any Acquisition Proposal. Each member of Seller Group agrees to notify Buyer immediately if any Person makes any oral or any written Acquisition Proposal.

     (b) For purposes of this Agreement, an "Acquisition Proposal" means any proposal, Contract, offer or inquiry by any Person or Persons (other than Buyer and its Affiliates) for or with respect to (regardless how structured) (i) the acquisition of all or any part of the common stock or other equity interests of any of the Alias Companies or the Subsidiaries (including, without limitation, the

Shares) pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (ii) a transaction pursuant to which any of the Alias Companies or the Subsidiaries issue or would issue, or such Person or Persons acquires or would acquire, all or any part of the common stock or other equity interests of any of the Alias Companies or the Subsidiaries (including, without limitation, the Shares) or (iii) a transaction pursuant to which such Person or Persons acquires or would acquire in any manner, directly or indirectly, all or any part of the consolidated total assets of the Business (based on book value) (including, without limitation, the Purchased Assets and the assets of the Alias Companies and the Subsidiaries) (other than a purchase or sale of inventory in the ordinary course of business) or the making of any other investment in any of the Alias Companies or any of its Subsidiaries.

     Section 5.10. Consents. Each member of Seller Group shall use, and shall cause each of its Affiliates to use, its commercially reasonable efforts to obtain each Transaction Consent at or prior to the Closing. If, from the date hereof until the Closing Date, Seller Group obtains any Transaction Consents, in each case in (i) the form attached hereto as Exhibit E, (ii) in the case of a Transaction Consent that is a license or sublicense, such Consent shall be a fully executed and paid license for Buyer's and its Affiliates' benefit and use as licensees after Closing, with substantially the same terms and condition as were applicable to the Business prior to Closing, or (iii) in such other form and substance satisfactory to Buyer in its sole discretion, Buyer agrees to bear 50% of the out-of-pocket costs and expenses required or agreed to be paid by Seller Group to any third-party in order to obtain such Transaction Consents, provided that the maximum amount of Buyer's Liability for such out-of-pocket costs and expenses shall in no event exceed an aggregate amount of $500,000. The term "Buyer Consent Expenses" shall mean any such costs and expenses borne by Buyer pursuant to this Section 5.10. At the Closing, SGI shall deliver to Buyer a certificate (the "Consent Certificate") dated the Closing Date and signed by an executive officer of SGI, as to the out-of-pocket costs and expenses, if any, paid by Seller Group with respect to each obtained Transaction Consent. The Consent Certificate shall specify the name of each payee, the amount payable to each payee and the nature of the obligation giving rise to the payment. A copy of each executed Transaction Consent shall be attached to the Consent Certificate and no such Transaction Consent shall have been revoked. Buyer shall use its commercially reasonable efforts to pay to SGI the Buyer Consent Expenses on the Closing Date but in any event as promptly as possible and in no event later than 30 days after the Closing Date.

     Section 5.11. Ian McLeod. If Buyer or any of its Affiliates shall incur any out-of-pocket expenses as a result of a claim with respect to long-term disability insurance or life insurance for Ian McLeod, an employee of Alias England, Seller Group agrees to bear (a) 50% of the first $200,000 of any such expenses and (b) 100% of the next $200,000 of any such expenses; provided that
(i) the maximum amount of Seller Group's Liability for such expenses shall in no event exceed an aggregate amount of $300,000 and (ii) any settlement of such a claim that would require a contribution pursuant to this Section 5.11 by Seller Group in excess of 50% of such claim shall be effected only with SGI's consent, which shall not be unreasonably withheld.

     Section 5.12. Certain Licenses. Upon the request of Buyer made within 180 days after the Closing Date, each member of Seller Group shall promptly provide written consent and otherwise provide reasonable assistance to enable Buyer to obtain the benefit of the licenses granted to Seller Group described on Schedule 3.14(a)(vi) under the "spin-off" provisions described therein. Seller Group shall not, during such 180 day period, take any action that would prevent the Buyer's exercise of the option to enter into a license or cross-license under such spin-off provisions.

     Section 5.13. Seattle Lease. Prior to the Closing or as soon as reasonably possible thereafter, Seller Group shall cause Alias California to assign (without representations and warranties or any indemnification obligations) its interest in and have no further Liabilities or rights under or in respect of that certain lease agreement, dated as of September 22, 1995, between Seattle Landmark Joint Venture and Alias California for the Premises of 1218 Third Avenue, Seattle, Washington (the "Seattle Lease").

     Section 5.14. WTI. Prior to the Closing, Seller Group shall cause Alias California to transfer, except to the Alias Companies or the Subsidiaries, the stock of and not retain any interest in WTI such that Alias California (and Buyer after the Closing Date) will have no interest in respect of WTI.

     Section 5.15. RSTA Certificate. In connection with SGI Canada and the Canadian Transactions, SGI Canada shall obtain a certificate (a "RSTA Certificate") issued to SGI Canada by the Ministry of Finance of Ontario, Canada pursuant to Section 6 of the Retail Sales Tax Act (Ontario), for the period up to and including the Closing Date, and shall deliver a duplicate copy of the RSTA Certificate to Buyer at the Closing. SGI Canada shall also obtain a certificate for each province in which SGI Canada is registered or has assets from the appropriate Tax Authority issued to SGI Canada pursuant to section 99 of the Social Service Tax Act (British Columbia), section 51 of the Revenue and Financial Services Act (Saskatchewan), section 8 of the Retail Sales Tax Act (Manitoba) and section 56 of the Revenue Tax Act (Prince Edward Island ) ("PST Certificate") for the period up to and including the Closing Date and deliver a duplicate copy of same to Buyer at the Closing. SGI Canada shall only apply for such PST Certificates where required under applicable legislation.

     Section 5.16. Bulk Sales Act Order. In connection with each member of Seller Group and the Canadian Transactions, by the Closing Date, SGI Canada shall obtain an order (a "Bulk Sales Act Order") issued by a court of competent jurisdiction pursuant to Section 3 of the Bulk Sales Act (Ontario) exempting SGI

Canada and Buyer from compliance with the applicable provisions of the Bulk Sales Act (Ontario) on terms satisfactory to Buyer.

     Section 5.17. Tradenames. As soon as is reasonably possible after the Closing, each member of Seller Group shall cease all use in its corporate and business names, or otherwise, of the names "Alias" and "Alias Systems".

     Section 5.18. NYU Matter. Seller Group shall indemnify each of the Buyer Indemnitees against and agree to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of the NYU Matter. Such indemnification by Seller Group shall be subject to the Basket set forth in Section 11.02(a)(x) and the Cap set forth in Section 11.02(a)(z)) (it being understood and agreed that any indemnity pursuant to this sentence shall be treated as if it were a Warranty Breach for purposes of Section 11.02).

     Section 5.19. Cash and Cash Equivalents. Seller Group shall use its commercially reasonable efforts to manage the cash and cash equivalents of the Business as of the Closing (after taking into account all payments made or required to be made on or about the Closing in connection with the transactions contemplated hereby (including, without limitation, any expenses pursuant to Section 13.03)) in accordance with Schedule 5.19 with respect to each jurisdiction listed on such Schedule 5.19.

     Section 5.20. Alias Japan Shares. The parties recognize that Seller Group will be unable to provide to Buyer or one or more of its designees the Alias Japan Lost Certificate at the Closing. Accordingly, Seller Group shall (i) as soon as is reasonably possible take (and to the extent relating to the period before Closing, cause Alias Japan to take, as applicable) all steps necessary to invalidate the Alias Japan Lost Certificate, (ii) upon expiration of the period required under the Japanese law, immediately take all steps necessary for issuance of a new certificate or certificates for the Alias Japan Lost Certificate and (iii) immediately upon the receipt of a new certificate or certificates for the Alias Japan Lost Certificate, deliver such certificates to Buyer or one or more of its designees in order to affect and formalize the transfer of the Alias Japan Shares relating thereto in accordance with Section
2.01 above.

                                   ARTICLE 6
                               COVENANTS OF BUYER

     Buyer agrees that:

     Section 6.01. Trademarks; Tradenames. After the Closing, the Alias Companies shall not use any of the marks or names set forth on Schedule 6.01, except that the Alias Companies shall have the right to use such marks or names as are used immediately prior to Closing (a) for three months after the Closing, on or in connection with product packaging, and in marketing and other printed materials (b) as may expressly be permitted under any trademark license agreements between SGI and the Alias Companies, and (c) except to the extent of identifying the compatibility of particular products of the Business, with named SGI platforms (so long as reasonably prominent and legible disclaimers are included indicating SGI's ownership of such marks and disclaiming any endorsement by SGI).

                                   ARTICLE 7
                       COVENANTS OF BUYER AND SELLER GROUP

     Each Buyer and each member of Seller Group agree that:

     Section 7.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Buyer and each member of Seller Group will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and cause the other Party's conditions to Closing set forth in
Article 10 to be satisfied. Each member of Seller Group and each Buyer agree, and each member of Seller Group, prior to the Closing, and each Buyer, after the Closing, agree to cause each of the Alias Companies to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and valid title to the Purchased Assets free and clear of all Liens. If an attempted assignment of any Purchased Asset or any right thereunder, except for such Purchased Assets or rights thereunder as set forth on Schedule 7.01, without the Consent of a third party would constitute a breach or in any way adversely affect the rights of Buyer or Seller Group thereunder, and such Consent is not obtained by Seller Group prior to the Closing Date, each member of Seller Group and Buyer will each use its commercially reasonable efforts to establish an arrangement subject to the approval of Buyer (such approval to be in Buyer's sole discretion), under which Buyer would obtain the benefits of and, subject to its rights to indemnification hereunder, assume the obligations under such Purchased Assets or rights thereunder in accordance with this Agreement; provided that the foregoing shall in no way limit any member of Seller Group's obligations hereunder or any of the rights of Buyer to be indemnified by each member of Seller Group in accordance with this Agreement for the failure of such Purchased Assets or rights to be assigned to Buyer or one or more of its designees at Closing free and clear of all Liens or for failure of any such Consents to be obtained; provided further that Seller Group shall bear all Liabilities (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with any such arrangement(s). To the extent that any additional Purchased Assets or Assumed Liabilities (or Excluded Assets or

Excluded Liabilities) are identified after the Closing, each member of Seller Group and Buyer agree to execute and deliver and cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to transfer such Purchased Assets and/or Assumed Liabilities to Buyer (or Excluded Assets or Excluded Liabilities to Seller Group).

     Section 7.02. Certain Filings. Seller Group and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any Consents are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement, including without limitation, the Required Consents, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents; provided that all documentation with respect to the foregoing shall be subject to Buyer's review and approval, such approval not to be unreasonably withheld.

     Section 7.03. Public Announcements. Prior to the Closing, the parties agree to consult with each other and mutually agree before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement unless the text and time of the release of such statement has been approved by the other party, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange in which case the party proposing to issue such press release or make such public announcement shall to the extent practicable consult in good faith with the other party and obtain the consent of the other party (such consent not to be unreasonably withheld) prior to such issuance or announcement.

     Section 7.04. Intercompany Accounts. On or prior to the Closing Date, Seller Group shall cause all intercompany accounts, as set forth on Schedule 3.12, between an Alias Company or the Subsidiaries, on the one hand, and any member of Seller Group or their Affiliates, on the other hand, to be satisfied or eliminated. Except as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between an Alias Company or the Subsidiaries, on the one hand, and any member of Seller Group or their Affiliates, on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

     Section 7.05. Insurance. Effective as of the Closing, the Buyer shall procure insurance as it deems appropriate to cover its interests going forward. Following the Closing the Business shall only have the benefit of (i) an occurrence-based policy of Seller Group relating to the Business to the extent any occurrence takes place prior to the Closing (regardless of when any claim is made in connection with such occurrence) and (ii) a claims-made policy of Seller Group relating to the Business to the extent any claim is made and noticed to the applicable insurer prior to the Closing, in each case, subject to the terms and conditions of the policies (provided that such terms and conditions do not preclude Buyer from making and pursuing claims thereunder).

     Section 7.06. Confidentiality.

     (a) Buyer and its Affiliates, will hold, and will use their commercially reasonable efforts to cause at all times their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, any member of Seller Group furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis, (ii) in the public domain through no fault of Buyer and its Affiliates or (iii) later lawfully acquired by Buyer from sources other than Seller Group, the Alias Companies or any of the Subsidiaries; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer will, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to SGI, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates in connection with this Agreement and the Ancillary Agreements that are subject to such confidence.

     (b) After the Closing, each member of Seller Group and their Affiliates (excluding the Alias Companies) will hold and shall not use for any purpose, and will use its commercially reasonable efforts cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence and not use for any purpose, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Seller Group and their Affiliates (excluding the Alias Companies) other than arising out of its prior ownership or operation of the



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

Business, (ii) in the public domain through no fault of Seller Group or (iii) later lawfully acquired by Seller Group from sources other than those related to its prior ownership of the Business. Seller Group shall be responsible for any failure to keep such information confidentially. The obligation of each member of Seller Group and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information (it being understood that such degree of care shall vary with the importance and character of such information).

     Section 7.07. Access. Buyer will, and will cause each of the Alias Companies, on and after the Closing Date to, afford promptly to Seller Group and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller Group to determine any matter relating to its rights and obligations hereunder; or to any matters relating to any period ending on or before the Closing Date; provided that any such access by Seller Group shall not unreasonably interfere with the conduct of the business of Buyer. Each member of Seller Group will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business provided to it pursuant to this Section 7.07, except to the extent required to enforce its rights hereunder or related to any period ending on or before the Closing Date.

     Section 7.08. Release of Seller Guarantees. Buyer and each member of Seller Group shall each use its commercially reasonable efforts to cause at or prior to the Closing Buyer to be substituted for SGI and each member of Seller Group directly affected thereby in respect of each Seller Guaranty (or if not possible, added as the primary obligor with respect thereto). If Buyer and/or Seller Group are not able to cause Buyer to be so substituted in all respects in respect of such Seller Guaranty, then, (a) except as set forth below, Buyer and Seller Group shall each continue to use its commercially reasonable efforts to cause Buyer to be so substituted after the Closing and (b) Buyer shall otherwise indemnify, defend and hold harmless Seller Group with respect to all liabilities or expenses that might arise or be incurred by SGI or any member of Seller Group with respect to any such Seller Guaranty. Buyer shall indemnify Seller Group if any Seller Guaranty is called except to the extent Buyer would otherwise be entitled to assert a claim for indemnity against any member of Seller Group hereunder with respect thereto (without regard to baskets, caps or survival periods).

     Section 7.09. Substitution Under Seller Leases. Buyer shall use its commercially reasonable efforts to cause, at or prior to the Closing, Buyer to be substituted for SGI and each member of Seller Group directly affected thereby in respect of each Seller Lease (or if not possible, added as the primary obligor with respect thereto, but only if Buyer, as primary obligor, has all of the rights of the current tenant under such Seller Lease, including, without limitation, the rights to use and occupy the Real Property leased thereunder). If Buyer is not able to cause Buyer to be so substituted in all respects in respect of such Seller Lease, then (a) Buyer shall continue to use its commercially reasonable efforts to cause Buyer to be so substituted after the Closing, and (b) except as set forth below, if Buyer is nonetheless occupying the Real Property that is the subject of such Seller Lease notwithstanding that such substitution has not yet occurred, then Buyer shall indemnify, defend and hold harmless Seller Group and each member of Seller Group with respect to all liabilities or expenses that might arise or be incurred by Seller or any member of Seller Group under such Seller Lease, except (i) for those liabilities and expenses arising from (A) any action taken by SGI or a member of Seller Group or their Affiliates or (B) the landlord under such Seller Lease enforcing its remedies as a result of the failure of the Parties to obtain any Consents necessary to effect such substitution and (ii) except further to the extent Buyer would otherwise be entitled to assert a claim for indemnity against any member of Seller Group hereunder with respect thereto (without regard to baskets, caps or survival periods).

                                   ARTICLE 8
                                   TAX MATTERS


     Section 8.01. Definitions. The following terms, as used herein, have the following meanings:

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Combined Tax" means any income or franchise Tax payable to any taxing jurisdiction in which any of the Alias Companies or any Subsidiary has filed or will file a Return with a member of Seller Group on an affiliated, consolidated, combined or unitary basis with respect to such Tax.

     "Post-Closing Tax Period" means any Tax period beginning the day after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning the day after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     "Seller Tax Group" means with respect to income or franchise Taxes, any consolidated, combined or unitary group of which any member of Seller


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

Group or any of their Affiliates (other than any Alias Company or Subsidiary) is a member.

     "Tax" means (i) any tax, governmental fee, duties, assessments, imposts, levies or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person, taxes levied on, or measured by, or referred to as income, gross receipts, profits or capital taxes, premium, sales, goods and services, use, value-added, excise, stamp withholding, business, property, payroll, employment, health or social services taxes and all surtaxes), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority") and (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of an Alias Company being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by applicable Tax law.

     Section 8.02. Tax Representations. Seller Group represents and warrants to Buyer as of the date hereof and as of the Closing Date that, except as set forth on Schedule 8.02:

     (a) All Tax returns, statements, reports and forms (collectively, the "Returns") that are material and required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, any of the Alias Companies or any Subsidiary have been or will be timely filed on or before the Closing Date; the Alias Companies and the Subsidiaries have timely paid all material Taxes due and owing by the Alias Companies and the Subsidiaries; the Returns that have been filed are true, correct and complete; the charges, accruals and reserves for Taxes with respect to the Business set forth on the face of the Most Recent Balance Sheet are adequate, in accordance with GAAP, to cover material Tax Liabilities accruing through the date of such Balance Sheet; there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to any of the Alias Companies or any Subsidiary in respect of any material Tax; and none of the Alias Companies or any Subsidiary currently is the beneficiary of any extension of time within which to file any Return and has not yet filed such Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Alias Companies or any Subsidiary or on any of the Purchased Assets.

     (b) Each member of Seller Group and their Affiliates have timely paid or will timely pay all Taxes which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset.

     (c) Each member of Seller Group and their Affiliates have established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset.

     (d) None of the Alias Companies or any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; none of the Alias Companies or any Subsidiary is a party to or bound by any Tax allocation or sharing agreement; and none of the Alias Companies or any Subsidiary has been a member of an affiliated group filing a combined, consolidated or unitary Return other than a group the common parent of which is SGI.

     (e) Neither the Alias Companies nor any Subsidiary (A) will be required to include any adjustment in taxable income for any Post-Closing Tax Period under
Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; or (B) will be required to include in a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period as a result of (i) any agreement executed on or prior to the Closing Date that was entered into with any Taxing Authority; (ii) any installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) any prepaid amount received on or prior to the Closing Date to the extent that such amount is reflected as an asset without any corresponding or offsetting Liability on the Closing Balance Sheet.

     (f) Schedule 8.02(f) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Tax Returns with respect to the Alias Companies or any Subsidiary are currently being filed.

     Section 8.03. Tax Covenants.

     (a) Buyer covenants that it will not cause or permit any of the Alias Companies, any Subsidiary or any Affiliate of Buyer, without the prior written consent of any member of Seller Group, (i) to take any action, except for the actions and transactions contemplated hereby (including incurring indebtedness), on the Closing Date other than in the ordinary course of business (including but not limited to the distribution of any dividend or the effectuation of any redemption, other than one paid to Seller Group or SGI Netherlands) that could


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

give rise to any Liability for Taxes or reduce any Tax Asset of the Seller Tax Group or give rise to any loss of Seller Group or the Seller Tax Group under this Agreement, or (ii) to make or change any Tax election (other than an election under Section 338 of the Code or any comparable election under state or local Tax law) or amend any Return that as a matter of law results in any increased Tax liability or reduction of any Tax Asset of Seller Group or the Seller Tax Group in respect of any Pre-Closing Tax Period.

     (b) All Seller Tax Group Returns required to be filed after the Closing Date with respect to any of the Alias Companies or any Subsidiary with respect to any Pre-Closing Tax Period will be filed by Seller Group when due (taking into account any extension of a required filing date), and Seller Group shall be liable for all Taxes associated therewith. Buyer shall prepare, or cause to be prepared, all Returns required to be filed by any Alias Company or any Subsidiary after the Closing Date with respect to any Pre-Closing Tax Period. Buyer shall timely file, or cause to be timely filed, all such Returns. Any such Return shall be prepared in a manner consistent with past practice and without any change in any election (other than any election under Section 338 of the Code or any comparable election under state or local law) or any accounting method and shall be submitted by Buyer to SGI (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 15 days prior to the due date (including extensions) of such Return. SGI shall have the right at Seller's expense to review all work papers and procedures used to prepare any such Return. If SGI, within 10 business days after delivery of any such Return, notifies Buyer in writing that it objects to any items in such Return, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by an Independent Accounting Firm. Upon resolution of all such items, the relevant Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Independent Accounting Firm shall be borne equally by Buyer and Seller Group.

     (c) Buyer shall promptly pay or cause to be paid to Seller Group all refunds of Taxes and interest thereon actually received by Buyer, any Affiliate of Buyer, any of the Alias Companies, or any Subsidiary attributable to Taxes paid by any member of Seller Group, any Alias Company or any Subsidiary (or any predecessor or Affiliate of Seller Group) with respect to any Pre-Closing Tax Period, except to the extent that such refund is reflected as a Tax asset of the Alias Companies or any Subsidiary on the Closing Balance Sheet and included in Final Working Capital. If, in lieu of receiving any such refund, any of the Alias Companies or any Subsidiary actually reduces a Liability for any Tax with respect to a Post-Closing Tax Period, increases a Tax Asset that can be carried forward to a Post-Closing Tax Period, or actually reduces a Liability for any Tax with respect to a Pre-Closing Tax Period of Alias England or its Subsidiaries that is reflected as a Liability on the Closing Balance Sheet and included in Final Working Capital as a result of the surrender of losses to either Alias England or its Subsidiaries


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

pursuant to U.K. group relief rules, Buyer shall promptly pay or cause to be paid to Seller Group the amount of such reduction in Liability for Taxes or the amount of any benefit resulting from such increase in Tax Assets, as the case may be. The amount and timing of the benefit resulting from a reduction in a Liability for any Tax or an increase in a Tax Asset shall be calculated on the same basis as applicable to Tax Benefits pursuant to Section 8.06(b). To the extent that Buyer pays Seller Group the amount of any reduction in Liability for Taxes with respect to a Pre-Closing Tax Period as a result of the surrender of losses to either Alias England or its Subsidiaries pursuant to this Section 8.03(c), Seller Group agrees that neither Buyer or any Affiliate of Buyer nor Alias England or its Subsidiaries shall be obligated to pay any other amounts for such surrender of losses under the U.K. group relief rules or otherwise.

     (d) Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar tax and any value added tax (VAT)) (collectively, "Transfer Taxes") that Buyer is actually entitled to fully recover or obtain a full refund of within 30 days of payment shall be borne and paid by Buyer and all other such Transfer Taxes shall be paid fifty percent by Buyer and fifty percent by Seller Group. Buyer will, at its own expense, file, if permitted by applicable law, all necessary Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Seller Group will, and will cause their Affiliates to, join in the execution of any such Returns and other documentation. To the extent such Transfer Taxes are in the ordinary course refundable or recoverable, Buyer shall promptly file, or cause to be filed, all Returns, forms or documentation necessary to receive a refund or recovery of any Transfer Taxes and Seller Group shall cooperate with Buyer in obtaining such refund or recovery. If Buyer, any Affiliate of Buyer, any of the Alias Companies or any Subsidiary receives a refund of any Transfer Taxes that were borne 50% by Seller Group, or in lieu of receiving any such refund, reduces a Liability for any Tax with respect to a Post-Closing Tax Period, Buyer shall promptly pay to Seller 50% of the amount of such refund or reduction in Liability. For greater certainty, Section 8.03(d) does not apply to any Sales Tax as defined in Section 8.09.

     (e) Notwithstanding Section 8.06, Buyer agrees that Seller Group is to have no Liability for any Tax to the extent resulting from any action, referred to in
Section 8.03(a), of any of the Alias Companies, any Subsidiary, Buyer or any Affiliate of Buyer, and agrees to indemnify and hold harmless Seller Group and their Affiliates against (i) any such Tax, (ii) any Tax or Damages incurred or suffered by Seller Group or any of their Affiliates, arising out of a breach by Buyer of any other covenant or agreement contained in this Article 8, (iii) any Tax imposed on any of the Alias Companies or any Subsidiary that is not subject to Seller Group's indemnification obligation under Section 8.06 and (iv) any Damages arising out of or incident to the imposition, assessment or assertion of



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

any Tax described in clause (i), (ii) or (iii) above. Seller Group agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 8.03(e). Buyer may participate in any such suit, action or proceeding at its own expense and the parties hereto shall cooperate in the defense or prosecution thereof.

     (f) Seller Group will join with Buyer to make an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect to the purchase and sale of the shares of Alias California (and the deemed purchase and sale of the stock of its Subsidiaries, if any) (collectively, the "Section 338(h)(10) Election"). Seller Group and Buyer agree to allocate the portion of the Purchase Price allocated to such shares on
Schedule 2.01 and the respective Liabilities of the Alias California among the respective assets of the Alias California in accordance with Code Section 338 and Treasury regulations thereunder (and any comparable provisions of state and local law, as appropriate) (the "338 Allocation"). Within 45 days after the Closing, Buyer shall prepare and deliver to SGI (i) its proposed 338 Allocation on IRS Form 8883 or any successor form (together with any schedules or attachments thereto) and (ii) any other documents, statements or forms that are required to be submitted to any federal, state or local Tax Authority in connection with the Section 338(h)(10) Election, other than the IRS Form 8023 required to be delivered by Seller Group pursuant to Section 10.02(t) hereof. If SGI does not object to Buyer's proposed 338 Allocation within 45 days after SGI's receipt thereof, such 338 Allocation shall be treated as the agreed final 338 Allocation. If SGI does object to the 338 Allocation by delivering written notice to Buyer within 45 days after SGI's receipt thereof, Buyer and SGI shall work in good faith and shall use commercially reasonable efforts to agree on a 338 Allocation. If Buyer and SGI cannot, within 30 days, mutually agree on a 338 Allocation, all items of such 338 Allocation on which the parties do not mutually agree shall be submitted to a nationally known independent accounting firm mutually acceptable to Buyer and SGI (the "Third Party Accountant") for resolution within 10 days of submission thereto, which resolution shall be based solely upon the submissions made by Buyer and SGI, and not upon an independent determination by the Third Party Accountant, and Buyer and SGI shall pay equal shares of the costs of the Third Party Accountant. Buyer and SGI shall report, act, and file in all respects and for all purposes consistent with the 338 Allocation, unless otherwise required by law. SGI shall, no later than (i) 45 days after SGI's receipt of the documents, statements, or forms required to be submitted in connection with the Section 338(h)(10) Election from Buyer, if SGI has no objection to Buyer's proposed 338 Allocation or (ii) 5 days after the determination of the final 338 Allocation, if SGI has any objection to Buyer's proposed 338 Allocation, execute and return to Buyer such documents, statements or forms, and Buyer will file any such forms required to be filed with the applicable Tax Authorities. SGI shall timely provide any assistance reasonably requested by Buyer in making the Section 338(h)(10) Election.



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

     (g) Buyer shall notify SGI in writing within 90 days after the Closing of any elections under Section 338 of the Code (or any comparable elections under state or local tax law) that have been made or will be made with respect to any of the Alias Companies or Subsidiaries (other than Alias California or its Subsidiaries).

     Section 8.04. Tax Sharing. Any and all existing Tax sharing agreements between any of the Alias Companies or any Subsidiary and any member of Seller Tax Group shall be terminated as of the Closing Date. After such date neither Buyer, any Affiliate of Buyer, the Alias Companies, any Subsidiary, any member of Seller Group nor their Affiliates shall have any further rights or Liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Alias Companies or any Subsidiary for all Pre-Closing Tax Periods. Notwithstanding the foregoing, Seller Group or any Affiliate of Seller Group shall be permitted to (i) claim group relief for U.K. Tax purposes with respect to Alias England or its Subsidiaries for any Pre-Closing Tax Period; or
(ii) make any comparable claim under applicable tax law for any other Alias Company or Subsidiary for any Pre-Closing Tax Period if the Tax and economic effect of such claim on such Alias Company or Subsidiary and Buyer and its Affiliates is the same as the claim for group relief for U.K. Tax purposes on Alias England and its Subsidiaries in all material respects; provided that, in each case, any loss surrendered by such Alias Company or Subsidiary pursuant to such group relief is not reflected as a Tax asset on the Closing Balance Sheet and included in Final Working Capital.

     Section 8.05. Cooperation on Tax Matters. Buyer and Seller Group agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Alias Companies, the Subsidiaries, the Business and the Purchased Assets as is reasonably necessary for the filing of any return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller Group agree to retain or cause to be retained all books and records pertinent to the Alias Companies, the Subsidiaries, the Business and the Purchased Assets until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer agrees to give Seller Group and Seller Group agrees to give Buyer reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the other party so requests, Buyer or Seller Group, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller Group shall cooperate with each other in the conduct of any audit or other proceedings involving the Alias Companies, the Subsidiaries, the Business and the Purchased Assets for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

     Section 8.06. Indemnification by Seller Group. (a) Seller Group hereby indemnifies Buyer and its Affiliates (including the Alias Companies and their Subsidiaries following the Closing) and each of its and their respective Affiliates and its and their respective directors, officers, stockholders, employees, agents, representatives and successors and assigns ("Buyer Tax Group") against and agrees to hold them harmless from any (i) Tax of any of the Alias Companies or any Subsidiary relating to a Pre-Closing Tax Period, including, for greater certainty, any Tax in relation to any transaction contemplated under Section 7.04, (ii) Combined Tax of any member of an affiliated, consolidated, combined or unitary group of which any Alias Company or Subsidiary is or was a member on or prior to the Closing Date, (iii) any Tax incurred or suffered by Buyer, the Alias Companies and their Subsidiaries, and their respective Affiliates arising out of a breach by Seller Group of any representation, warranty, covenant or agreement contained in this Article 8, and
(iv) Liabilities (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, any of the Alias Companies, or any Subsidiary (the sum of (i), (ii), (iii) and (iv) being referred to as a "Loss"); provided, however, that Seller Group shall have no Liability for the payment of any loss attributable to or resulting from any action described in Section 8.03(a) hereof and shall be obligated to make payments to Buyer pursuant to this Section 8.06 only to the extent that the cumulative amount that would otherwise be payable by any member of Seller Group pursuant to this Section 8.06 (notwithstanding this proviso) exceeds the aggregate amount of the provisions for Tax Liabilities of the Alias Companies and the Subsidiaries reflected on the Closing Balance Sheet and included in Final Working Capital. For the avoidance of doubt, Seller Group shall not be required to indemnify Buyer, the Alias Companies and their Subsidiaries, or their respective Affiliates (i) if and only to the extent that any Tax for which an amount would otherwise be payable under this Section 8.06(a) results in no out-of-pocket costs to Buyer Tax Group because such Tax was actually offset by a Tax Asset from a Pre-Closing Tax Period or (ii) if and only to the extent that the Loss is a reduction in Tax Assets from a Pre-Closing Tax Period.

     (b) The amount of Seller Group's indemnification obligation under this
Section 8.06 shall initially be determined without regard to any Tax Benefit. However, to the extent that Seller Group's indemnification obligation under this
Section 8.06 arises in respect of an adjustment which makes allowable to Buyer Tax Group any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then Seller Group shall be entitled to such Tax Benefit and Buyer shall


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

promptly pay to Seller Group the amount of such Tax Benefit that is actually realized by Buyer Tax Group during any Tax Period. The amount of the reduction in Tax Benefit actually realized during any Tax period shall be the excess of
(i) the amount of Taxes that would have been payable to a Taxing Authority by the Buyer Tax Group in the absence of such Tax Benefit over (ii) the actual amount of Taxes payable to a Taxing Authority with respect to such Tax period.

     (c) Any payment by any member of Seller Group pursuant to this Section 8.06 shall be made not later than 15 days after receipt by Seller Group of written notice from Buyer stating that any Loss has been paid by Buyer, any of its Affiliates or, effective upon the Closing, the Alias Companies or any Subsidiary and the amount thereof and of the indemnity payment requested.

     (d) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 8.06 is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, any of the Alias Companies or any Subsidiary, Buyer shall notify Seller Group of such claim or demand within 10 Business Days of receipt thereof, or such earlier time that would allow Seller Group to timely respond to such claim or demand, and shall give Seller Group such information with respect thereto as Seller Group may reasonably request. Any member of Seller Group may discharge, at any time, its indemnification obligation with respect to an asserted Tax under this Section
8.06 by paying to Buyer the maximum amount of the Taxes asserted by the Taxing Authority that, if payable, would be allocable to Seller pursuant to this
Section 8.06, calculated on the date of such payment. Buyer shall not pay any claim or demand for Taxes in respect of which indemnity may be sought pursuant to Section 8.06(a) or settle any claim, suit, action, litigation or proceeding (including any Tax audit) with respect to such Taxes without the prior consent of Seller, which shall not be unreasonably withheld. Seller Group may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit); provided that, if a Taxing Authority asserts an adjustment to Taxes that would, if the Taxing Authority's position were sustained, result in an indemnification obligation under Section 8.06(a) of greater than $275,000, then Seller Group shall have the right to assume or continue such defense only so long as Seller Group complies with the provisions of Section 11.03(c) (as if Seller Group is the "Indemnifying Party" and Buyer is the "Indemnified Party," in each case as set forth in Section 11.03(c). If Seller Group assumes such defense, Seller Group shall have the sole discretion as to the conduct of such defense and Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller Group; provided that Seller Group shall not settle any such claim without the prior consent of Buyer, which shall not be unreasonably withheld. Whether or not Seller Group chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. If Seller Group does not assume the defense of an audit or


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

proceeding, Buyer Tax Group shall use reasonable efforts to conduct such defense actively and diligently. The reasonable out-of-pocket costs of Buyer Tax Group of addressing any audit or other proceeding with respect to a Pre-Closing Tax Period shall be borne by Seller Group, provided that (A) if Seller Group assumes the defense of any audit or proceeding under Section 8.06(d) and Buyer elects to participate in the defense thereof, Buyer shall be responsible for its own costs in connection with such participation and (B) Seller Group shall not be liable for any out-of-pocket costs incurred by Buyer Tax Group resulting from any audit or other proceeding with respect to which Seller Group was not notified pursuant to Section 8.06(d) to the extent Seller Group's Liability for such costs is adversely affected as a result thereof.

     (e) Seller Group shall not be liable under this Section 8.06 for (i) any Tax the payment of which was made without Seller Group's prior consent if such consent is required hereunder or (ii) any settlements effected without the consent of Seller Group if such consent is required hereunder, or resulting from any claim, suit, action, litigation or proceeding with respect to which Seller Group was not notified pursuant to Section 8.06(d), in each case, if and only to the extent Seller Group's Liability under this Section is adversely affected as a result thereof.

     Section 8.07. Purchase Price Adjustment. Any amount paid by Seller Group or Buyer under Article 8 or Article 11 will be treated as an adjustment to the Purchase Price.

     Section 8.08. Allocation of Taxes for Purchased Assets.

     (a) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not begin on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller Group and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller Group shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

     (b) Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.08(a). Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.08(a), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the


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

presentation of such statement. Any payment not made within such time shall bear interest at the rate set forth in Section 2.04(b) for each day until paid.

     Section 8.09. SGI Canada; Tax Matters.

     In connection with the Canadian Transactions, Buyer and Seller Group agree as follows:

     For purposes of this section 8.09, "Sales Tax" means PST, GST and QST.

     "GST" means the Goods and Services Tax imposed pursuant to Part IX of the ETA.

     "QST" means the Quebec Sales Tax imposed pursuant to Title I of the Act respecting the Quebec Sales Tax (Quebec) ("QSTA").

     "PST" means Canadian provincial retail sales taxes, including without limiting the foregoing the retail sales tax imposed pursuant to the Ontario Retail Sales Tax Act.

     (a) Sales Tax Matters. Notwithstanding Subsection 8.03(d) and subject to subsections 8.09(b) to (e), Buyer shall pay when due all applicable Sales Tax that results from the sale, transfer or conveyance from SGI Canada of the Purchased Assets to Buyer, or the consummation of the transaction contemplated hereunder, but excepting, in all events, any income tax imposed upon SGI Canada by reason of any gain or income recognized by SGI Canada as a result of such transaction. Where Sales Tax is paid by Buyer to SGI Canada, SGI Canada shall remit such Sales Tax to the appropriate Tax Authority when and as required under the applicable Sales Tax legislation. Buyer shall indemnify SGI Canada for any Sales Tax, penalties and interest that may be assessed against SGI Canada by any governmental authority in respect of the sale, transfer or conveyance from SGI Canada of the Purchased Assets to Buyer other than where Sales Tax was properly paid by Buyer to SGI Canada within the time prescribed by law for the payment of such Sales Tax.

     (b) Canadian Goods and Services Tax. Notwithstanding subsection 8.09(a), if applicable, SGI Canada and NSULC shall jointly make the election provided for under Section 167 of the ETA so that no GST shall be payable in respect of the sale and transfer of the Purchased Assets in accordance with subsection 167(1.1) of the ETA. In this regard:

          (i) SGI Canada represents and warrants to NSULC that SGI Canada is registered under Subdivision (d) of Division V of Part IX of the ETA and that SGI Canada's GST registration number shall be delivered on or prior to the Closing Date;



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

          (ii) NSULC represents and warrants to SGI Canada that NSULC is registered under Subdivision (d) of Division V of Part IX of the ETA and that NSULC's GST registration number shall be delivered on or prior to the Closing Date.

     If the election provided for under Section 167 of the ETA is applicable and accordingly, the election is made by NSULC and SGI Canada, NSULC shall file the election with the Canada Revenue Agency (the "CRA") no later than the day on or before which the return under Division V of Part IX of the ETA is required to be filed for NSULC's first reporting period in which GST would, but for the election, have become payable in respect of the supply of any property or service made under this Agreement. Should the CRA determine that this election is not available to the parties, NSULC shall indemnify SGI Canada for any GST, penalty and interest that may be assessed against SGI Canada.

     (c) Quebec Sales Tax. Notwithstanding subsection 8.09(a), if applicable, Buyer and Seller Group shall jointly make the election provided for under section 75 of the QSTA so that no QST will be payable in respect of the sale and transfer of the Purchased Assets in accordance with section 75.1 of the QSTA. In this regard:

          (i) SGI Canada represents and warrants to NSULC that SGI Canada is registered under Division I of Chapter VIII of Title I of the QSTA and that SGI Canada's QST registration number shall be delivered on or prior to the Closing Date; and

          (ii) NSULC represents and warrants to SGI Canada that NSULC is registered under Division I of Chapter VIII of Title I of the QSTA and that NSULC's QST registration number shall be delivered on or prior to the Closing Date;

     If the election provided for under section 75 of the QSTA is applicable and accordingly, the election is made by NSULC and SGI Canada, NSULC shall file the election with the Quebec Minister of Revenue not later than the day on or before which the return under Chapter VIII of Title I of the QSTA is required to be filed for NSULC's first reporting period in which QST would, but for the election, have become payable in respect of the supply of any property or service made under this Agreement. Should the Quebec Minister of Revenue determine that this election is not available to the parties, NSULC shall indemnify SGI Canada for any QST, penalty and interest that may be assessed against SGI Canada.

     (d) Provincial Sales Taxes. NSULC shall pay any applicable PST directly to the appropriate provincial tax authorities within the time prescribed by law for the payment of such tax. SGI Canada agrees to bear 50% of the applicable PST and shall pay such amount to NSULC within five days of NSULC


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

notifying SGI Canada in writing of the amount payable. If NSULC receives a refund of any PST that was not fully borne and paid by NSULC, or in lieu of receiving such refund, reduces a Liability for any PST with respect to a Post-Closing Tax Period, NSULC shall promptly pay to SGI Canada 50% of the amount of such refund or reduction.

     (e) Taxes other than Sales Taxes. For greater certainty, Taxes paid or payable in respect of the Canadian Transactions, other than Sales Tax as defined in this Section 8.09, are subject to Section 8.03(d).

     (f) Noncompete Consideration. Buyer and SGI Canada agree to duly make and file, within the time and in the manner permitted by the relevant law, such elections or designations as may be requested by SGI Canada in order that the portion of the Noncompete Consideration received by SGI Canada shall be treated under the under the Income Tax Act (Canada) as amended from time to time (the "Canadian Act"), and analogous provisions of any provincial income tax legislation, in the same manner as an "eligible capital amount" for the purposes of the Canadian Act; provided that Buyer shall not be required to file such elections or designations to the extent that such elections or designations would increase the Buyer's Liability for any Tax in any material respect.

                                   ARTICLE 9
                                EMPLOYEE BENEFITS

     Section 9.01 . Employees and Offers of Employment. Buyer or one or more of its designees shall offer employment to each active employee of the Business whose place of work is in Korea, Singapore or Canada, such employment to commence upon the Closing (including each employee of the Business whose place of work is in Korea, Singapore or Canada who is on short term disability or any authorized leave of absence as of the Closing Date). Each member of Seller Group shall use its reasonable efforts to ensure that all employees accept such offers of employment. Such employees who accept and commence employment with Buyer or one or more of its designees are hereinafter collectively referred to as the "Transferred Employees." Any such offers shall include benefits substantially comparable in the aggregate to benefit levels provided immediately prior to the Closing Date; provided that the annual base salary of each Transferred Employee shall be no less than that on the date hereof; provided further that neither Buyer nor its designees shall assume Liability for any retention, severance, change in control or similar agreements between any member of Seller Group, the Alias Companies or the Subsidiaries and any employee of the Business in effect as of the Closing Date unless (and solely to the extent) such retention, severance, change in control or similar agreements are disclosed on Schedule 9.01, and Seller Group shall retain or assume and indemnify each of the Buyer Indemnitees against and agree to hold each of them harmless on an as incurred basis from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of any retention, severance, change in control or similar agreements required to be disclosed, but not disclosed, on
Schedule 9.01. Except as set forth on Schedule 9.01, as required by applicable law or with respect to employees in Canada employed on a fixed term basis, each member of Seller Group agrees that all Transferred Employees are "at will" and are not entitled to receive severance upon ceasing to be employed. In the case of employees in Canada employed on a fixed term basis, such offer shall be for employment for the balance of the fixed term. Nothing herein shall limit Buyer's ability to terminate any Transferred Employee at any time for any reason. Buyer shall have no Liability relating to any employee or former employee of any member of Seller Group (including any employee of any member of Seller Group who is on long term disability or workers compensation) who does not become a Continuing Employee.

     (b) In addition, with respect to each Continuing Employee, Buyer shall assume (i) all accrued vacation and paid time off through the Closing, provided (and only to the extent) such amounts are reflected on the Closing Balance Sheet and included in the calculation of Closing Working Capital and (ii) all sabbatical leave through the Closing.

     Section 9.02. Maintenance of Benefits. Except to the extent provided herein, Transferred Employees shall not accrue benefits under any Employee Plans or other employee benefit policies, plans, arrangements, programs, practices or agreements of any member of Seller Group after the Closing. Except for claims incurred but not reported as of the Closing Date under an Assumed Canadian Employee Plan (as defined in Section 9.05) that are reflected on the Closing Balance Sheet and included in the calculation of Closing Working Capital, Seller Group shall be and remain solely responsible and liable for any and all claims incurred on or prior to the Closing Date and shall indemnify, defend and hold harmless the Buyer Indemnitees under any Employee Plan that provides health or welfare benefits. For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit and (ii) a claim for sickness, accident, workers compensation or disability benefits based on an injury or illness occurring on or prior to the Closing will be deemed to have been incurred prior to the Closing. Seller Group shall remain solely responsible and liable for and shall indemnify, defend and hold harmless the Buyer Indemnitees for satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable state or foreign law ("COBRA") for all former employees (and their respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Closing Date and for all former employees and Continuing Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring before the Closing Date. Prior to or on


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

the Closing Date, Seller Group shall make all matching contributions in accordance with the SGI 401(k) Plan with respect to the Continuing Employees' contributions to the SGI 401(k) Plan and any other U.S. or foreign defined contribution plan maintained by each member of Seller Group for the benefit of Continuing Employees and shall fully vest all Continuing Employees in their account balances under such plans. Except as otherwise provided in this Article 9, Seller Group and its Affiliates shall remain solely liable for and shall indemnify each of the Buyer Indemnitees against and agree to hold each of them harmless on an as incurred basis from any and all Damages incurred or suffered by any Buyer Indemnity arising out of (A) any and all Liabilities under any Employee Plan or other employee benefit plan of any entity that together with any member of Seller Group constitutes a controlled group of entities with any member of Seller Group under Section 414(b), (c), (m) or (o) of the Code, (B) any and all employment and employee benefits-related claims and Liabilities of former employees of the Business as of the Closing or employees of the Business who do not become Continuing Employees arising at any time, and (C) any and all employment and employee benefits-related claims and obligations of Continuing Employees that arose prior to the Closing, and Buyer and its Affiliates shall be solely liable for, and shall indemnify Seller Indemnitee against, (A) any and all Liabilities under any employee benefit plan established by Buyer, and, (B) except to the extent arising out of any breach of this Agreement, any and all employment and employee benefits-related claims of Continuing Employees in each case that arose after the Closing, including any amounts that would be required by applicable or by any of the agreements set forth on Schedule 3.23(a) law to be paid as a result of termination of employment occurring after the Closing. Each member of Seller Group and their Affiliates shall remain solely liable for and shall indemnify each of the Buyer Indemnitees against and agree to hold each of them harmless on an as incurred basis from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of any and all Damages in respect of any Canadian Independent Contractor that arose on or prior to the Closing.

     Section 9.03. Change in Control Agreements. Buyer will assume as of the Closing Date each of the change in control agreements with certain officers of the Business listed on Schedule 9.03 ("CIC Agreements"), copies of which have been made available to Buyer, and shall be responsible for the Liabilities arising out of such CIC Agreements, except that each member of Seller Group party thereto shall retain its Liabilities for any "sale bonus" referred to therein.

     Section 9.04. Third Party Beneficiaries. No provision of this Article 9 shall create any third party beneficiary rights in any Continuing Employee or in any employee or former employee of any Alias Company or any Subsidiary (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Article 9 shall create any rights in any such persons in respect of any benefits that may be


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

provided, directly or indirectly, under any Employee Plan or other employee benefit plan or arrangement.

     Section 9.05. Canadian Employees. Buyer shall assume the Canadian Employee Plans set forth on Schedule 9.05 (the "Assumed Canadian Employee Plans") as of the Closing Date. The applicable members of each of Seller Group and Buyer shall complete all necessary filings and take all other necessary steps in order to assign and transfer the sponsorship of the Assumed Canadian Employee Plans from the applicable members of Seller Group to Buyer. Each member of Seller Group and their Affiliates shall remain solely liable for and shall indemnify each of the Buyer Indemnitees against and agree to hold each of them harmless on an as incurred basis from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of any and all Damages in respect of any Assumed Canadian Employee Plans that arose on or prior to the Closing except to the extent any such Damage results from or arises out of any Liability set forth on the Closing Balance Sheet and included in the calculation of Final Working Capital.

                                   ARTICLE 10
                              CONDITIONS TO CLOSING

     Section 10.01. Conditions to Obligations of Buyer and Seller Group. The obligations of Buyer and Seller Group to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     (b) Buyer shall have received a notice from the Minister or Ministers responsible for matters governed by the Investment Canada Act, that such Minister or Ministers, as the case may be, is or are satisfied that the Canadian Transactions contemplated by this Agreement are likely to be of net benefit (as defined by the Investment Canada Act and the rules and regulations promulgated thereunder) to Canada.

     Section 10.02. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Each member of Seller Group shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of each member of Seller Group contained in this Agreement and in any certificate or other writing delivered by any member of Seller Group pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date, as if made at and as of


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

such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) Buyer shall have received a certificate, in the form of Exhibit F attached hereto, signed by an executive officer of SGI to the foregoing effect.

     (b) SGI shall deliver (or cause to be delivered) to Buyer the following certificates:

          (i) a certificate from the secretary of each of the Alias Companies confirming the existence, incorporation and good standing of the Alias Companies on the Closing Date, and attaching their respective certificates of incorporation and by-laws or other organizational documents, if applicable, and resolutions of each of the Alias Companies' respective Boards of Directors and (if required) the Alias Companies' stockholders authorizing the execution, delivery and performance of the Ancillary Agreements to which such Alias Company is a party and the taking of all corporate action required thereunder or in connection therewith on behalf of such Alias Company.

          (ii) a certificate from the secretary of each member of Seller Group confirming the existence, incorporation and good standing of such member of Seller Group on the Closing Date, and attaching their respective certificates of incorporation and by-laws and other organizational documents, if applicable, and resolutions of each member of Seller Group's respective Boards of Directors and (if required) the respective stockholders authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which such member of Seller Group is a party and the taking of all corporate action required thereunder or in connection therewith on behalf of such member of Seller Group; and

          (iii) such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

     (c) No action, suit, or proceeding shall be pending or threatened before any court, quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation or (iii) affect adversely the right of the applicable Buyer to own the Shares and the Purchased Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) in any material respect. There shall not be in effect any Law prohibiting the transactions contemplated by this Agreement or the Ancillary

Agreements from being consummated or which has the effect of rendering it unlawful to consummate such transactions.

     (d) There shall be no indebtedness (other than intercompany indebtedness between and among any of the Alias Companies) for borrowed money or deferred purchase price for property relating to the Business outstanding as of the Closing.

     (e) The cash and cash equivalents of the Business as of the Closing shall be not less than $4,000,000 after taking into account all payments made or required to be made on or before the Closing in accordance with this Agreement, consisting of such amounts (net of checks outstanding) at each Alias Company not less than the amounts as set forth on Schedule 5.19. In furtherance thereof, SGI shall have delivered to Buyer such financial statements and other documentation reasonably requested by Buyer to confirm the foregoing.

     (f) At the Closing, SGI shall have paid (or shall have caused to be paid) in all material respects all external cash costs and expenses incurred by the Business, the Alias Companies and the Subsidiaries and any third party fees charged to the Business, the Alias Companies and the Subsidiaries to the extent required in Section 13.03 below. SGI shall have provided Buyer with final bills and acknowledgements of receipt of such payment in form and substance reasonably satisfactory to Buyer. In addition, SGI shall provide an itemized list of any such costs and expenses and third party fees that have not been paid in full, together with a certificate executed by an executive officer of SGI certifying to such Person's knowledge, that there are no other such costs and expenses.

     (g) There shall not have been and there shall not exist any event or circumstance which has resulted in a Material Adverse Effect or that would reasonably be expected to result in such a Material Adverse Effect.

     (h) Buyer shall have received from counsel(s) to SGI an opinion(s) in substantially the form set forth in Exhibit G attached hereto, addressed to Buyer, and dated as of the Closing Date.

     (i) Seller Group shall have received and delivered to Buyer all of the Transaction Consents with respect to the items set forth on Schedule 10.02(i) (the "Required Consents"), in each case in (i) substantially the form attached hereto as Exhibit H or (ii) such other form and substance satisfactory to Buyer in its sole discretion, and no such Consent shall have been revoked.

     (j) Seller shall have received and delivered to Buyer the Pixar Alias
Letter.

     (k) SGI and SGI Canada shall have caused Alias California to transfer (without representations and warranties or any indemnification obligations) the


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

stock of WTI to SGI. SGI shall have provided Buyer with a certificate executed by an executive officer of SGI to the foregoing effect.

     (l) Buyer shall have received all documents it may reasonably request relating to the existence of each member of Seller Group, the Alias Companies and the Subsidiaries and the authority of each member of Seller Group for this Agreement, all in form and substance reasonably satisfactory to Buyer.

     (m) Each Business Transfer Agreement and Share Transfer Document shall have been executed and delivered on or prior to the Closing.

     (n) Each Alias Company shall deliver to Buyer an affidavit, under penalties of perjury, stating that such Alias Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer.

     (o) Each member of Seller Group shall have executed and delivered the Ancillary Documents on or prior to Closing.

     (p) Seller Group shall deliver a fully executed assignment agreement or agreements, in form and substance reasonably satisfactory to Buyer, for recordation purposes in order to confirm ownership by Buyer or its Affiliates of the Purchased Assets that are patents or patent applications.

     (q) Seller Group shall deliver a fully executed assignment agreement or agreements, in form and substance reasonably satisfactory to Buyer, for recordation purposes in order to confirm ownership by Buyer or its Affiliates of the Purchased Assets that are registered trademarks .

     (r) Seller Group shall deliver a fully executed assignment agreement or agreements, in form and substance reasonably satisfactory to Buyer, for recordation purposes in order to confirm ownership by Buyer or its Affiliates of the Purchased Assets that are registered copyrights.

     (s) Seller Group shall deliver a fully executed assignment agreement or agreements, in form and substance reasonably satisfactory to Buyer, for recordation purposes in order to confirm ownership by Buyer or its Affiliates of the Purchased Assets that are domain name registrations.

     (t) Seller Group shall have executed and delivered to Buyer Internal Revenue Service Form 8023 with respect to the Section 338(h)(10) Election set forth in Section 8.03(f) hereof.

     (u) Buyer shall have received from each member of Seller Group the RSTA Certificate and PST Certificates from any other province as provided under
Section 5.15.

     (v) Buyer shall have received from each member of Seller Group a copy of the Bulk Sales Act Order.

     (w) Buyer shall have received a notice from the Minister or Ministers responsible for matters governed by the Investment Canada Act, that such Minister or Ministers, as the case may be, is or are satisfied that the Canadian Transactions contemplated by this Agreement are likely to be of net benefit (as defined by the Investment Canada Act and the rules and regulations promulgated thereunder) to Canada.

     (x) Buyer shall have received from (i) SGI Canada an executed Form 2 under the Business Names Act (Ontario) and the equivalent executed forms under similar statutes in each province in which the business name "Alias" or "Alias Systems" is registered, withdrawing the registration of the business name "Alias" or "Alias Systems" by SGI Canada in each such province and (ii) each other member of Seller Group any document required to effect the withdrawal by such member of Seller Group, as applicable, from any other public records of the registrations of such member of Seller Group incorporating the business name "Alias" or "Alias Systems", as applicable, as reasonably requested by Buyer.

     Section 10.03. Conditions to Obligations of Seller Group. The obligation of Seller Group to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) Buyer shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Closing Date, (i) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (ii) SGI shall have received a certificate, in the form of Exhibit I, attached hereto, signed by an executive officer of Buyer to the foregoing effect.

     (b) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect). There shall not be in effect any Laws prohibiting the transactions contemplated by this Agreement or the Ancillary Agreements from being consummated or which has the effect of rendering it unlawful to consummate such transactions.

     (c) Each member of Seller Group shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller Group.

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

     Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto in connection herewith or therewith shall survive the Closing until the lapse of a period of 15 months from the Closing Date; provided that (i) the representations and warranties contained in Section 3.02, Section 3.06, Section 3.07, Section 3.08, Section 6.01, Section 7.07 and
Article 11 shall survive indefinitely and shall continue in full force and effect; (ii) the representations and warranties contained in Section 3.24 shall survive until the third anniversary of the Closing Date; and (iii) the representations and warranties contained in Article 8 and Article 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. All covenants and agreements of the Parties in this Agreement or in any certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect without limit as to time; provided that the covenants and agreements in Sections 5.01, 5.02 and
5.05 shall survive the Closing until the lapse of a period of 15 months from the Closing Date and the covenants and agreements contained in Article 8 shall survive until the expiration of the statute of limitations applicable to all matters covered thereby (after giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding, if notice of an alleged inaccuracy or breach of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall have been given to the party against whom such indemnity may be sought in sufficient detail to reasonably identify the basis of such alleged inaccuracy or breach prior to the time such covenant, agreement, representation or warranty would otherwise terminate pursuant to the preceding sentence, then the termination of such covenant, agreement, representation or warranty pursuant to the preceding sentence shall not bar such claim to the extent so identified. The parties shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding any investigation, inquiry or examination made for on or behalf of any party, or the knowledge (including Knowledge or other words of similar import) of any party's officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

     Section 11.02. Indemnification. Each member of Seller Group hereby indemnifies (jointly and severally) Buyer and its Affiliates (including the Alias


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

Companies following the Closing) and each of its and their respective Affiliates and its and their respective directors, officers, stockholders, employees, agents, representatives and successors and assigns (the "Buyer Indemnitees") against and agrees to hold each of them harmless on an as incurred basis from any and all damage (including, without limitation, any exemplary, special, direct, indirect or consequential damages whatsoever, including, but not limited to, lost profits, business interruptions and claims of customers), loss, Liability, fee, cost and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or, except as otherwise provided in Section 11.02(a)(v) below, a claim solely between the parties hereto) ("Damages") incurred or suffered by any Buyer Indemnitee resulting from or arising out of any or all of the following:

          (i) any misrepresentation or breach of representation or warranty (each such misrepresentation and breach of representation or warranty a "Warranty Breach") made by any member of Seller Group, the Alias Companies or in any certificate required to be delivered hereunder (other than a representation or warranty contained in Section 8.02);

          (ii) any breach of covenant or agreement made or to be performed by each member of Seller Group or the Alias Companies pursuant to this Agreement or in any certificate required to be delivered hereunder (other than a covenant or agreement made or to be performed pursuant to Article 8 or which are covered in Article 8);

          (iii) the failure to obtain any Transaction Consent prior to the Closing Date, including, without limitation, any Damages incurred by any Person in connection with obtaining any Transaction Consent after the Closing Date, provided that, with respect to any single Transaction Consent, Seller Group shall not be liable unless the amount of Damages to obtain such single Transaction Consent (or group of Transaction Consents with the same counterparty or an Affiliate thereof) exceeds US $10,000
     (the "Consent Deductible"); provided further that, the aggregate amount of any such Damages incurred or suffered by Buyer Indemnitees (i.e., such amount not being indemnified by Seller Group due to the payment of the Consent Deductible by Buyer Indemnitees) as a result of the Consent Deductible shall in no event exceed an amount (the "Consent Threshold") equal to (A) $500,000 minus (B) the Buyer Consent Expenses. If Buyer's Damages exceed the Consent Threshold, Seller Group shall bear any and all additional Damages in connection with obtaining (or the failure to obtain) any other Transaction Consent and Buyer Indemnitees, accordingly, shall not be further liable for any Damages whatsoever in connection with obtaining (or the failure to obtain) any other Transaction Consent (i.e., the Consent Deductible shall thereafter be $0 but there shall be no limit as to the Damages which may be owed by Seller Group hereunder);

          (iv) any third-party claim that the Buyer's operation of the Business, to the extent conducted in the same manner as currently conducted by Seller Group and their Affiliates, infringes upon misappropriates or violates such third-party's rights in Intellectual Property that results from or arises out of the failure of Seller Group to obtain any Transaction Consent; provided that (x) no indemnification of any kind is provided by any member of Seller Group with respect to any claim, demand or action alleging infringement of the 806 Family Patents and (y) such infringement, misappropriation or violation is first asserted by such third party in writing within three years after the Closing Date;

          (v) any Pre-Closing Environmental Liability or Post-Closing Excluded Environmental Liability;

          (vi) the Seattle Lease;

          (vii) WTI;

          (viii) Seller Group's inability to deliver at the Closing the Alias Japan Lost Certificate;

          (ix) any restructuring program set forth on Schedule 3.09, including, without limitation, employee separation costs and settlements of contractual obligations (including, without limitation, lease terminations resulting from such restructurings);

          (x) any infringement of third party copyrights or misappropriation of third party trade secrets as a result of intentional actions committed prior to Closing by employees or contractors retained in connection with the Business, in each case only with respect to alleged infringement or misappropriation relating to the Alias Licensed Software, and which infringement or misappropriation is first asserted by any third party in writing within three years after the Closing Date;

          (xi) any claims which may be made or brought or levied against Buyer, or which Buyer may suffer or incur, after the Closing Date, brought by the Workplace Safety and Insurance Board with respect to any outstanding amounts as of the Closing Date under the Workplace Safety and Insurance Act; and

          (xii) any Excluded Liability (including any Apportioned Obligations allocated to any member of Seller Group pursuant to Section 8.07 hereof);



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provided that with respect to indemnification by Seller Group for any Warranty
Breach pursuant to Section 11.02(a)(i) (for the sake of clarity, excluding a Warranty Breach with respect to a Seller Fully Indemnified Representation), (x) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (other than a Warranty Breach with respect to a Seller Fully Indemnified Representation or a Section 3.17(a) Representation) exceeds US $500,000 ("Basket") and then only to the extent of such excess, (y) Seller Group shall not be liable unless the amount of Damages with respect to any single such Warranty Breach (other than a Warranty Breach with respect to a Seller Fully Indemnified Representation) exceeds US $15,000 ("Minimum Damage Amount") and (z) Seller Group's maximum liability for all such Warranty Breaches (other than a Warranty Breach with respect to a Seller Fully Indemnified Representation or a
Section 3.17(a) Representation) shall not exceed twenty percent (20%) of the Purchase Price ("Cap"). Notwithstanding the foregoing, misrepresentations and breaches of any representation or warranty and Damages with respect thereto or arising therefrom pursuant to this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (except to the extent such representation or warranty relates to a certification of the performance of any covenant, agreement or obligation) shall in each case be determined and calculated without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained in such representation or warranty giving rise to the claim of indemnity hereunder which has the effect of making such representation or warranty less likely to result in a breach of such representation or warranty by any member of Seller Group (as if such standard or qualification were deleted from such representation or warranty).

     (b) Buyer hereby indemnifies Seller Group and its officers, directors and Affiliates (the "Seller Indemnitees") against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnity arising out of:

          (i) any Warranty Breach;

          (ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than a representation, warranty, covenant or agreement made or to be performed pursuant to Article 8);

          (iii) any Post-Closing Environmental Liability; and

          (iv) any Assumed Liability (including any Taxes to be borne by Buyer pursuant to Section 8.06(d) hereof and any Apportioned Obligations allocated to Buyer pursuant to Section 8.06 hereof);



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

provided that with respect to indemnification by Buyer any for Warranty Breach pursuant to this Section, (x) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches (other than a Warranty Breach with respect to a Buyer Fully Indemnified Representation) exceeds US $500,000 and then only to the extent of such excess, (y) Buyer shall not be liable unless the amount of Damages with respect to any single such Warranty Breach (other than a Warranty Breach with respect to a Buyer Fully Indemnified Representation) exceeds US $15,000 and (z) Buyer's maximum liability for all such Warranty Breaches (other than a Warranty Breach with respect to a Buyer Fully Indemnified Representation) shall not exceed twenty percent (20%) of the Purchase Price. Notwithstanding the foregoing, Damages, misrepresentations and breaches of any representation or warranty pursuant to this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (except to the extent such representation or warranty relates to a certification of the performance of any covenant, agreement or obligation) shall in each case be determined and calculated without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained in such representation or warranty giving rise to the claim of indemnity hereunder which has the effect of making such representation, warranty, covenant or agreement less likely to result in a breach of such representation, warranty, covenant or agreement by Buyer (as if such standard or qualification were deleted from such representation, warranty, covenant or agreement).

     Section 11.03. Procedures. (a) The party seeking indemnification under
Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except solely to the extent such failure shall have adversely prejudiced the Indemnifying Party.

     (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

     (c) If the Indemnifying Party shall have the right to the control of the defense of any Third Party Claim in accordance with the provisions of this
Section 11.03, with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Damages the Indemnified Party may


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

suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (whether or not otherwise required hereunder and with no reservation of rights), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) the Third Party Claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (d) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.03(c) above, (i) the Indemnified Party may, at its election, retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment, enter into any settlement with respect to the Third Party Claim or cease to defend such claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless either the Indemnifying Party obtains a written agreement releasing the Indemnified Party from all liability thereunder or the consent of the Indemnified Party (which consent shall not be unreasonably withheld).

     (e) In the event any of the conditions in Section 11.03(c) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim with separate counsel reasonably acceptable to the Indemnifying Party, and (ii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 11. In the event the Indemnifying Party exercises its right to the control of the defense of any Third Party Claim in accordance with the provisions of Section 11.03(c) above and the conditions in
Section 11.03(c) above become unsatisfied, the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the fees, costs and expenses of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) pursuant to Section 11.03(e)(i) above.

     (f) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.



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

     (g) Each Indemnified Party shall, without prejudice to being entitled to be indemnified, use reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under Section 11.02.

     Section 11.04. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies (taking into account, however, the amount by which the premiums for any such policies increase as a result of such recovery) or from any other Person alleged to be responsible therefore and (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (for this purpose, Tax benefits shall be calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items as the last items claimed for any taxable period and shall be reduced by the amount of any related Tax detriment suffered by the Indemnified Party). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses and any other liabilities incurred by such Indemnified Party in collecting such amount.

     (b) The Indemnifying Party shall not be liable under Section 11.02 for any
(i) Damages relating to any matter to the extent that (A) there is included in the Most Recent Balance Sheet and set forth on Schedule 11.04(b) a specific liability (but only up to the amount of such liability) or (B) the Indemnified Party had otherwise been compensated (but only to the extent actually so compensated) for such matter pursuant to the Purchase Price adjustment under
Section 2.04 or (ii) punitive Damages except to the extent paid to a third party. In addition, the Indemnifying Party shall not be liable under Section
11.02 for lost profits that were not reasonably foreseeable prior to the incurrence of such Damages or event resulting in such Damages (it being understood that any Person seeking Damages for lost profits hereunder shall have the burden of proving the foregoing) except to the extent paid to a third party.

     Section 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section
11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment unless a claim would reasonably be expected to have


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

such a significantly adverse impact on a business relationship of the Indemnified Party going forward that a reasonable person in such circumstance would not be expected to bring and diligently pursue a claim.

     Section 11.06. Insurance. Buyer shall be entitled to the benefit of the claims for any Damages against Seller's insurance policies to the extent provided in Section 7.05.

     Section 11.07. Exclusivity.

     (a) Except as specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud, intentional misrepresentation or gross negligence, Buyer waives any rights and claims it may have against Seller Group pursuant to this Agreement, whether in law or in equity, relating to the Business, the Purchased Assets or the Shares or the transactions contemplated hereby. Except as otherwise set forth in this Agreement, the rights and claims waived by Buyer include, without limitation, in the absence of fraud, intentional misrepresentation or gross negligence, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, in the absence of fraud, intentional misrepresentation or gross negligence, Section
11.02 will provide the exclusive remedy for Buyer of any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Section 2.04, Section 5.02, Section 5.17 and Section 7.06) or other claim arising out of this Agreement or the transactions contemplated hereby, other than the Ancillary Agreements.

     (b) Except as specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud, intentional misrepresentation or gross negligence, each member of Seller Group waives any rights and claims it may have against Buyer pursuant to this Agreement, whether in law or in equity, relating to the transactions contemplated hereby. Except as otherwise set forth in this Agreement, the rights and claims waived by each member of Seller Group include, without limitation, in the absence of fraud, intentional misrepresentation or gross negligence, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, in the absence of fraud, intentional misrepresentation or gross negligence, Section 11.02 will provide the exclusive remedy for each member of Seller Group of any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Section 2.04 and Section 7.06) or other claim arising out of this Agreement or the transactions contemplated hereby, other than the Ancillary Agreements. Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Section 11.07(b) shall be deemed to limit in any manner whatsoever any rights or claims of or remedy available to any member of Seller Group or its Affiliates against Buyer to


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

the extent relating to or arising out of the operation of the Business after the Closing, so long as such rights, claims or remedies do not arise out of facts, events or circumstances for which Buyer has a right to indemnity hereunder or would have a right to indemnity following the satisfaction by Buyer of its obligations under Section 11.02 without regard to any baskets, caps, survival periods or other limitations set forth in this Agreement.

     Section 11.08. Certain Waiver. (a) Effective upon the Closing, each member of Seller Group, on its behalf and on behalf of its Affiliates (collectively, the "Releasing Parties") hereby irrevocably waives, releases and discharges, absolutely and forever each Alias Company and each of its Subsidiaries, and its and their officers, directors and employees (other than any person who shall remain an employee of Seller Group on the Closing Date) (collectively, the "Released Parties"), from any and all Liabilities, other than those arising out of fraud or intentional misrepresentation, to Seller Group or the other Releasing Parties of any kind and nature whatsoever, whether in its or his capacity as an officer or director of any Alias Company or otherwise (including in respect of any rights of contribution or indemnification, other than compensation as an employee of the Business) in respect of facts, events, circumstances or conditions occurring or arising prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or equity, whether in administrative proceedings or in arbitration and whether known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect or nominally or beneficially claimed or possessed and each of the Releasing Parties shall not seek to recover and hereby covenants, and any member of Seller Group shall cause each of the Releasing Parties to covenant, not to seek to recover any amounts in connection therewith or thereunder from the Released Parties. Effective upon the Closing, in no event shall the Released Parties have any liability, in the absence of fraud or intentional misrepresentation, to any of the Releasing Parties whatsoever for any breaches of the representations, warranties, agreements or covenants of any member of Seller Group, and, in the absence of fraud or intentional misrepresentation, none of the Releasing Parties shall in any event seek contribution from the Released Parties for any breaches of Seller Group's obligation to Buyer.

     (b) Each Releasing Party acknowledges that there is a possibility that subsequent to the execution of this Agreement, a Releasing Party will discover facts or claims which were unknown or unsuspected at the time this Agreement was executed, and which if known by each Releasing Party at that time may have materially affected each Releasing Party's decision to execute this Agreement. Each Releasing Party acknowledges and agrees that by reason of this Agreement and the release contained in this Section 11.08, in the absence of fraud or intentional misrepresentation, each Releasing Party is assuming any risk of such unknown facts and such unknown and unsuspected claims. Each Releasing Party


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has been advised of the existence of Section 1542 of the California Civil Code, which provides:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding such provision, in the absence of fraud or intentional misrepresentation, this release shall constitute a full release in accordance with its terms. Each Releasing Party knowingly and voluntarily WAIVES, in the absence of fraud or intentional misrepresentation, the provisions of Section 1542, as well as any other statute, law, or rule of similar effect, and acknowledges and agrees that this waiver is an essential and material term of this release and the agreement which leads to it, and without such waiver the agreement would not have been accepted.

                                   ARTICLE 12
                                  TERMINATION

     Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written agreement of SGI and Buyer;

     (b) by either SGI or Buyer if the Closing shall not have been consummated on or before June 25, 2004, by reason of failure of any condition precedent under Section 10.03 or Section 10.02 respectively (unless the failure resulted from the party seeking termination itself breaching any representation, warranty or covenant contained in this Agreement); or

     (c) by either SGI or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 12.01(b) or
Section 12.01(c) shall give notice of such termination to the other party.

     Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of any party hereto) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure of any party hereto to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach; provided that nothing in this Article 12 shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. The provisions of Section 7.06, Section 13.03, Section 13.05, Section 13.06 and
Section 13.07 shall survive any termination hereof pursuant to Section 12.01.

                                   ARTICLE 13
                                  MISCELLANEOUS

     Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Buyer, to:

          ACCEL-KKR Company, LLC
          2500 Sand Hill Road, Suite 100
          Menlo Park, CA  94025
          Attention: Tom Barnds and Ben Bisconti
          Fax: (650) 289-2461

          with a copy to:

          Kirkland & Ellis LLP
          200 East Randolph Dr.
          Chicago, IL  60601
          Attention: Jeffrey J. Seifman
          Fax: (312) 861-2200

          if to Seller Group, to:

          Silicon Graphics, Inc.
          1500 Crittenden Lane
          Mountain View, CA 94043
          Attention: Sandra Escher, Senior Vice President, General Counsel
          Fax: (650) 932-0298





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


          with a copy to:

          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, CA 94025
          Attention: William M. Kelly
          Fax:  (650) 752-2112

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 13.03. Expenses. Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that (i) all fees and expenses incurred in any filing with any governmental agency with respect to the transactions contemplated hereby, shall be borne 50% by Buyer and 50% by Seller Group and (ii) Seller Group shall fully pay and be responsible for all
(A) external cash costs and expenses incurred by the Business and the Alias Companies prior to Closing and (B) third party fees charged to the Alias Companies and the Subsidiaries for legal, investment banking, finder's, broker's and accounting services, in each case, in connection with this Agreement and the transactions contemplated hereby.

     Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that Buyer may (i) assign, in whole or in part, its rights and interests hereunder, to one or more of its Affiliates and designate one or more of its Affiliates or co-investors to perform its obligations hereunder and (ii) Buyer and its Affiliates may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise, without duplication and subject to the limitations contained herein, all of the rights and remedies of Buyer hereunder.

     Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without giving effect to the conflicts of laws principles thereof.

     Section 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California or any California State court sitting in Santa Clara County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

     Section 13.07. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto and the Indemnified Parties any rights or remedies hereunder.

     Section 13.09. Entire Agreement. This Agreement, together with the Ancillary Agreements, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 13.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 13.11. Currency. Except as otherwise explicitly set forth herein, all references to currency in this Agreement are references to U.S. Dollars (whether or not "US" is specifically referenced herein).

     Section 13.12. Disclosure Schedules. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and
(ii) the disclosure by Seller Group of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller Group that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. The mere listing of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of such document or such other item itself. If any Person is liable for Damages in respect of any clause contained in Section 11.02(a) or (b), as the case may be, the fact that such Person may be liable for damages under any other clause in
Section 11.02(a) or (b), as the case may be, shall not detract from or mitigate the fact that the party is liable under the initial clause; provided that no indemnification of any kind is provided by any member of Seller Group or Buyer or its Affiliates (including the Alias Companies following the Closing) under this Agreement with respect to any claim, demand or action alleging infringement of the 806 Family Patents. For greater certainty, amounts recovered for a Damage claim under any clause contained in Section 11.02 (a) or
(b) shall reduce amounts that may be subsequently recovered under another clause in Section 11.02(a) or (b) for the same Damage claim.

     Section 13.13. Guarantee. From the date hereof until the Closing Date, Guarantor hereby irrevocably guarantees the payment in full of any Liabilities Buyer owes to Seller Group hereunder if and to the extent that Buyer fails to pay such amounts owing to Seller Group in a timely manner pursuant to the terms and conditions hereof, subject to Buyer's defenses to payment of such amounts (it being understood that Guarantor shall inherit, and be entitled to enforce, any and all of Buyer's rights, claims and privileges (including, without limitation, any counterclaims) in connection therewith). This is a guarantee of payment, and not of collection. This Section 13.13 shall cease and be of no further force and effect as of the Closing Date. Guarantor understands that Seller Group is relying on this guarantee in entering into this Agreement.

     Section 13.14. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to Section 13.06 above), in addition to any other remedy to which they may be entitled, at law or equity).

     Section 13.15. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     Section 13.16. Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in GAAP, Seller Group would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with Seller Group's previous accounting methods and policies (to the extent such methods and policies were previously in accordance with GAAP). All numbers set forth herein which refer to share prices or numbers or amount will be appropriately adjusted to reflect stock splits, stock dividends, combinations of classes and other recapitalizations affecting the subject class of stock.

     Section 13.17. Delivery By Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

     Section 13.18. Updated Disclosure Schedules. From the date hereof until the Closing Date, Seller Group may deliver a written officer's certificate to Buyer, which certificate shall be in a form reasonably satisfactory to Buyer, that discloses any event, occurrence or development which has first occurred after the date hereof and gives rise to a Warranty Breach so long as such certificate is delivered promptly after Seller Group has Knowledge of such event, occurrence or development (each, a "Schedule Update"). If Buyer is unwilling, in its reasonable discretion, to consent to any Schedule Update, Seller Group may withdraw the Schedule Update. If Seller Group elects not to withdraw the Schedule Update, Buyer may terminate this Agreement at any time thereafter in such period between the signing of this Agreement and the Closing Date. No later than three (3) days prior to the Closing, Seller Group shall provide to Buyer written notice of the information it expects (as of the date of such notice) to appear on any Schedule Update. Each Schedule Update delivered to Buyer (and not withdrawn by Seller Group) shall be deemed to modify the representations and warranties made herein by Seller as of the Closing Date for the purposes of a claim for indemnification under Section 11.02 but not for purposes of satisfying conditions to closing in Section 10.02(a).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written..


                                    ALIAS SYSTEMS (US) HOLDING
                                    COMPANY


                                    By:
                                          ----------------------------------
                                          Name:
                                          Title:


                                    ALIAS SYSTEMS CORP.


                                    By:   /s/  Benjamin Bisconti
                                          ----------------------------------
                                          Name:   Benjamin Bisconti
                                          Title:  Authorized Signatory


                                    ALIAS HOLDING IP LIMITED
                                    PARTNERSHIP


                                    By:   /s/  Benjamin Bisconti
                                          ----------------------------------
                                          Name:   Benjamin Bisconti
                                          Title:  Authorized Signatory


                                    ALIAS US IP LIMITED PARTNERSHIP


                                    By:   /s/  Benjamin Bisconti
                                          ----------------------------------
                                          Name:   Benjamin Bisconti
                                          Title:  Authorized Signatory


                                    ALIAS WORLDWIDE IP LIMITED
                                    PARTNERSHIP


                                    By:   /s/  Benjamin Bisconti
                                          ----------------------------------
                                          Name:   Benjamin Bisconti
                                          Title:  Authorized Signatory

                                    ACCEL-KKR COMPANY, LLC


                                    By:   /s/  Thomas C. Barnds
                                          ----------------------------------
                                          Name:   Thomas C. Barnds
                                          Title:  Managing Director


                                    SILICON GRAPHICS, INC.


                                    By:   /s/  Warren Pratt
                                          ----------------------------------
                                          Name:   Warren Pratt
                                          Title:  EVP and COO


                                    SILICON GRAPHICS LIMITED


                                    By:   /s/  Sandra Escher
                                          ----------------------------------
                                          Name:   Sandra Escher
                                          Title:  Authorized Signatory


                                    SILICON GRAPHICS WORLD TRADE
                                    BV


                                    By:   /s/  Jeff Zellmer
                                          ----------------------------------
                                          Name:   Jeff Zellmer
                                          Title:  Authorized Signatory

                                    Exhibit A
                                    ---------

                         Alias Officers' Certificate(1)
                         ------------------------------

                                    Exhibit B
                                    ---------

                        Form of Patent License Agreement
                        --------------------------------

                                    Exhibit C
                                    ---------

                           Form of Pixar Alias Letter
                           --------------------------

                                    Exhibit D
                                    ---------

                      Form of Transition Services Agreement
                      -------------------------------------

                                    Exhibit E
                                    ---------

                           Form of Transaction Consent
                           ---------------------------

                                    Exhibit F
                                    ---------

                            SGI Officer's Certificate
                            -------------------------

                                    Exhibit G
                                    ---------

                             Form of Legal Opinions
                             ----------------------

                                    Exhibit H
                                    ---------

                            Form of Required Consent
                            ------------------------

                                    Exhibit I
                                    ---------

                           Buyer Officer's Certificate
                           ---------------------------